    As filed with the Securities and Exchange Commission on May 5, 2000

                                                 Registration No. 333-35176

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               PRE-EFFECTIVE

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             WELLS FARGO & COMPANY
             (Exact name of registrant as specified in its charter)

        Delaware                      6712                       41-0449260
    (State or other       (Primary Standard Industrial        (I.R.S. Employer
    jurisdiction of       Classification Code Number)       Identification No.)
    incorporation or            ----------------
     organization)           Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                  Executive Vice President And General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (415) 396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES to:

     Adam D. Chinn, Esq.          Robert J. Kaukol       Robert Routh, Esq.
Wachtell, Lipton, Rosen & Katz  Wells Fargo & Company Cline, Williams, Wright,
     51 West 52nd Street          1050 17th Street      Johnson & Oldfather
   New York, New York 10019           Suite 120       1900 U.S. Bank Building
        (212) 403-1000            Denver, CO 80265     233 South 13th Street
                                   (303) 899-5802      Lincoln, NE 68508-2095
                                                           (402) 474-6900

                                ----------------
  Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        FIRST COMMERCE BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               June 9, 2000

To the Shareholders of First Commerce Bancshares, Inc.:

  A special meeting of shareholders of First Commerce Bancshares, Inc. ("First Commerce") will be held on Friday, June 9, 2000, at 2:00 p.m., Lincoln, Nebraska time, on the 11th floor of the NBC Center, 1248 O Street, Lincoln, Nebraska. The purposes of the meeting are to:

  1. Vote on a proposal to approve the Amended and Restated Agreement and Plan of Reorganization, entered into as of the 1st day of February, 2000, and amended and restated as of April 14, 2000, but effective as of February 1, 2000, by and among First Commerce, Wells Fargo & Company ("Wells Fargo"), First National Bank and Trust Co. of Kearney, The Overland National Bank of Grand Island, Western Nebraska National Bank and The First National Bank of West Point; and a related Agreement and Plan of Merger, dated as of May 5, 2000, by and between First Commerce and Wells Fargo FCBI Merger Co., a wholly-owned subsidiary of Wells Fargo, included as Exhibit A-1 to the Agreement and Plan of Merger (collectively, the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into First Commerce (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice.

  2. Act on any other matters that may properly come before the meeting.

  Only holders of First Commerce common stock of record at the close of business on April 14, 2000 may vote at the special meeting. A list of shareholders of record who may vote at the meeting will be available during business hours for any First Commerce shareholder to examine and copy for any purpose relevant to the meeting. The list will be available from May 8, 2000, through the adjournment of the meeting at the offices of First Commerce, 1248 O Street, Lincoln, Nebraska 68508-1424, and at the meeting.

                                          By Order of the Board of Directors

                                          /s/ James Stuart, Jr.
                                          ---------------------
                                          Chairman and Chief Executive Officer

May 5, 2000

 Please promptly complete, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the merger agreement and the merger. You may still vote at the meeting even if you have previously returned your proxy card.

[LOGO OF FIRST COMMERCE BANCSHARES, INC.]

  The board of directors of First Commerce Bancshares, Inc. has approved the sale of First Commerce to Wells Fargo & Company. The sale will be accomplished through the merger of a wholly-owned subsidiary of Wells Fargo with First Commerce. The sale requires the approval of First Commerce's shareholders and will be voted on at the special meeting. The time and place of the meeting are set forth in the notice of special meeting that precedes this proxy statement-prospectus.

  If the sale is completed, each share of First Commerce common stock will be converted into the right to receive $35.95 in value of Wells Fargo common stock based upon the average closing price of Wells Fargo common stock during a twenty-day measurement period prior to the special meeting. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

  On May 4, 2000, Wells Fargo common stock closed at $39.75. No adjustment will be made to the number of shares of Wells Fargo common stock to be issued to you to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

  The merger is expected to be generally tax free to shareholders of First Commerce, except for cash received instead of fractional shares.

  This document provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo and First Commerce from documents filed with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

  The common stock of Wells Fargo is listed on the NYSE under the symbol "WFC," and the class A and class B common stock of First Commerce is listed on the NASDAQ Small Cap Market under the symbols "FCBIA" and "FCBIB," respectively.

  Approval of the sale of First Commerce to Wells Fargo & Company requires the affirmative vote of at least two-thirds of the outstanding shares of First Commerce class A common stock and class B common stock, voting as separate classes. No vote of Wells Fargo's stockholders is required to approve the transaction.

/s/ James Stuart, Jr.
---------------------
James Stuart, Jr.
Chairman of the Board and Chief Executive Officer

                     -------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of Wells Fargo common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                     -------------------------------------

               Proxy Statement-Prospectus dated May 5, 2000.

   First mailed to First Commerce shareholders on or about May 10, 2000.

                             ADDITIONAL INFORMATION

  This document incorporates important business and financial information about Wells Fargo and First Commerce that is not included in or delivered with this document. See "Where You Can Find More Information" on page 66 for a list of the documents that Wells Fargo and First Commerce have incorporated into this document. These documents are available to you without charge upon written or oral request made as follows:

       Wells Fargo Documents:                   First Commerce Documents:
         Corporate Secretary                       Corporate Secretary
        Wells Fargo & Company                First Commerce Bancshares, Inc.
            MAC N9305-173                             1248 O Street
         Sixth and Marquette                  Lincoln, Nebraska 68508-1424
    Minneapolis, Minnesota 55479                     (402) 434-4110
           (612) 667-8655

  To obtain documents in time for the special meeting, your request should be received by June 2, 2000.

                   QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT

What is the purpose of this proxy statement-prospectus?

  This document serves as both a proxy statement of First Commerce and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you by First Commerce because the board of directors of First Commerce is soliciting your proxy to vote to approve the proposed merger of First Commerce and Wells Fargo. As a prospectus, it's being provided to you by Wells Fargo because Wells Fargo is offering you shares of its common stock in exchange for your shares of First Commerce common stock if the merger is completed.

Do I need to read the entire document?

  Absolutely. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

Is there other information I should consider?

  Yes. Much of the business and financial information about Wells Fargo and First Commerce that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by Wells Fargo and First Commerce with the Securities and Exchange Commission. This means that Wells Fargo and First Commerce may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "Where You Can Find More Information" on page 66 for a list of documents that Wells Fargo and First Commerce have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What if there is a conflict between documents?

  You should rely on the most recently filed document. Information in this proxy statement-prospectus may update information contained in the Wells Fargo or First Commerce documents incorporated by reference. Similarly, information in documents that Wells Fargo or First Commerce may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

  Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  The Merger...............................................................   1
  The Companies............................................................   1
  What You Will Receive In The Merger......................................   1
  The Market Price Of Wells Fargo Stock Will Fluctuate.....................   2
  Merger Generally Tax Free To Shareholders of First Commerce..............   2
  First Commerce's Board Recommends Approval Of The Merger.................   3
  First Commerce's Financial Advisor Believes Merger Is Fair To First
   Commerce Shareholders...................................................   3
  Additional Merger Benefits To First Commerce's Management................   3
  You Have No Dissenters' Rights...........................................   3
  Surrender Of Shares of First Commerce....................................   3
  First Commerce Special Meeting...........................................   3
  Record Date; Vote Required To Approve Merger.............................   4
  Some Directors and Officers Have Committed To Vote For The Merger........   4
  We Must Obtain Regulatory Approvals to Complete the Merger...............   4
  Other Conditions To Completing The Merger................................   4
  Termination Of The Merger Agreement......................................   5
  Your Rights Will Differ As A Wells Fargo Stockholder.....................   5
  Wells Fargo Expects To Use Purchase Accounting...........................   5
  Financial Modernization Will Increase Competition........................   5
  Forward-Looking Statements May Prove Inaccurate..........................   6
  Selected Financial Data..................................................   7
  Comparative Per Common Share Data........................................   8


FIRST COMMERCE SPECIAL MEETING.............................................   9
  Time And Place Of The Meeting............................................   9
  Matters To Be Considered At The Meeting..................................   9
  Record Date..............................................................   9
  Outstanding Shares.......................................................   9
  Quorum...................................................................   9
  Vote Required............................................................  10
  Share Ownership..........................................................  10
  Agreements to Vote For The Merger........................................  10
  Voting And Revocation Of Proxies.........................................  11
  Solicitation Of Proxies..................................................  11
  Other Matters Considered At The Meeting..................................  11


THE MERGER.................................................................  12
  Effect Of The Merger.....................................................  12
  Background Of And Reasons For The Merger.................................  12
  Opinion Of First Commerce's Financial Advisor............................  14
  Interests in the Merger That May Be Different Than Yours.................  23
  Dissenters' Rights.......................................................  24
  Exchange Of Certificates.................................................  24
  Regulatory Approvals.....................................................  25
  Effect Of Merger On First Commerce's Employee Benefit Plans..............  26
  U.S. Federal Income Tax Consequences Of The Merger.......................  27
  Support Agreements.......................................................  28
  Resale Of Wells Fargo Common Stock Issued In The Merger..................  29
  Stock Exchange Listing...................................................  29
  Accounting Treatment.....................................................  29

THE MERGER AGREEMENT........................................................  30
  Basic Plan Of Merger......................................................  30
  Representations And Warranties............................................  31
  Certain Covenants.........................................................  32
  Conditions To The Merger..................................................  35
  Termination Of The Merger Agreement.......................................  36
  Effect Of Termination.....................................................  36
  Waiver And Amendment......................................................  36
  Expenses..................................................................  36


INFORMATION ABOUT WELLS FARGO...............................................  37
  General...................................................................  37
  Management And Additional Information.....................................  37
  Competition...............................................................  37
  Information On Wells Fargo's Web Site.....................................  38


FIRST SECURITY MERGER
  The First Security Merger Transaction.....................................  38
  About First Security Corporation..........................................  38


REGULATION AND SUPERVISION OF WELLS FARGO...................................  39
  Introduction..............................................................  39
  Regulatory Agencies.......................................................  39
  Bank Holding Company Activities...........................................  40
  Dividend Restrictions.....................................................  40
  Holding Company Structure.................................................  41
  Capital Requirements......................................................  42
  Deposit Insurance Assessments.............................................  43
  Fiscal and Monetary Policies..............................................  44
  Future Legislation........................................................  44


INFORMATION ABOUT FIRST COMMERCE............................................  45


WELLS FARGO CAPITAL STOCK...................................................  46
  Wells Fargo Common Stock..................................................  46
  Wells Fargo Preferred Stock...............................................  47
  Wells Fargo Rights Plan...................................................  48


COMPARISON OF SHAREHOLDER/STOCKHOLDER RIGHTS................................  51
  Authorized Capital Stock..................................................  51
  Size of Board of Directors................................................  51
  Cumulative Voting.........................................................  51
  Classes of Directors......................................................  52
  Qualifications of Directors...............................................  52
  Filling Vacancies on the Board............................................  52
  Removal of Directors......................................................  53
  Nomination of Directors for Election......................................  53
  Anti-Takeover Provisions..................................................  54
  Shareholder/Stockholder Rights Plan.......................................  55
  Shareholder/Stockholder Action Without a Meeting..........................  56
  Calling Special Meetings of Shareholders/Stockholders.....................  56
  Submission of Shareholder/Stockholder Proposals...........................  56
  Notice of Shareholder/Stockholder Meetings................................  57
  Shareholder/Stockholder Vote Required for Mergers.........................  57
  Dividends.................................................................  58
  Dissenters' Appraisal Rights..............................................  59

  Shareholder/Stockholder Preemptive Rights.................................  60
  Shareholder/Stockholder Class Voting Rights...............................  60
  Indemnification...........................................................  60
  Limitations on Directors' Liability.......................................  62
  Amendment of Articles/Certificate of Incorporation........................  62
  Amendment of Bylaws.......................................................  63


PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................................  65
  Wells Fargo Share Prices And Dividends....................................  65
  First Commerce Share Prices And Dividends.................................  65


EXPERTS.....................................................................  66
  Wells Fargo's Independent Accountants.....................................  66
  First Commerce's Independent Accountants..................................  66


OPINIONS....................................................................  66
  Share Issuance............................................................  66
  Tax Matters...............................................................  66


DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS..............................  66


WHERE YOU CAN FIND MORE INFORMATION.........................................  66
  Registration Statement....................................................  66
  Other SEC Filings.........................................................  67
  Documents Incorporated By Reference.......................................  67
  Documents Available Without Charge From The Companies.....................  68


FORWARD-LOOKING STATEMENTS..................................................  69

 APPENDIX A Amended and Restated Agreement and Plan of Reorganization
            (including the Agreement and Plan of Merger as Exhibit A-1)

 APPENDIX B Opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 66. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 12)

  In the proposed transaction, a Wells Fargo subsidiary will merge with First Commerce. First Commerce will survive the merger and become a subsidiary of Wells Fargo. Wells Fargo will exchange shares of its common stock, par value
$1 2/3 per share, for all of the outstanding First Commerce common stock, class A, par value $0.20 per share, and First Commerce common stock, class B, par value $0.20 per share. When used in this document, the term "First Commerce common stock" refers to both classes of common stock collectively. After the merger is completed, you will own shares of Wells Fargo common stock and Wells Fargo will own all of the outstanding First Commerce common stock.

  The amended and restated agreement and plan of reorganization, which includes the agreement and plan of merger as Exhibit A-1, is included in this document as Appendix A. When used in this document, the term "merger agreement" refers to the amended and restated agreement and plan of reorganization and the agreement and plan of merger together. Please read the merger agreement, as it is the document that governs the merger.

The Companies (pages 37 and 45)

  Wells Fargo & Company
  420 Montgomery Street
  San Francisco, California 94163
  (800) 411-4932

  Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At March 31, 2000, Wells Fargo had assets of $222 billion, 7th largest among U.S. bank holding companies.

  First Commerce Bancshares, Inc.
  1248 O Street
  Lincoln, Nebraska 68508-1424
  (402) 434-4110

  First Commerce Bancshares, Inc. is a multi-bank holding company for eight commercial bank subsidiaries, a mortgage company and an asset management company. At March 31, 2000, First Commerce had assets of $2.62 billion.

What You Will Receive In The Merger (page 30)

  If the merger is completed, each share of First Commerce common stock will be converted into the right to receive $35.95 in value of Wells Fargo common stock based upon the average closing price of Wells Fargo common stock during a twenty-day measurement period prior to the special meeting. Since the price of Wells

Fargo common stock will fluctuate after the special meeting and the completion of the merger, First Commerce cannot assure you as to what the value of the Wells Fargo common stock you receive in the merger will be following the measurement period.

  Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

The Market Price Of Wells Fargo Stock Will Fluctuate (page 46)

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." First Commerce class A and class B common stock is listed on the NASDAQ Small Cap Market under the symbols "FCBIA" and "FCBIB," respectively. The following table shows the closing prices of Wells Fargo common stock and First Commerce class A and class B common stock on February 1, 2000, the day before the merger was announced, and on May 4, 2000. The table also shows the implied value to be received by you, had the merger been completed on those dates, for each share of First Commerce common stock that you own.

                                                                Value of Merger
                                                                 Consideration
                      Wells Fargo First Commerce First Commerce  per share of
                        Common    Class A Common Class B Common First Commerce
                         Stock        Stock          Stock       Common Stock
                      ----------- -------------- -------------- ---------------
February 1, 2000.....   $40.44        $33.00         $32.00         $35.95
May 4, 2000..........    39.75         34.50          34.75          35.95

  In addition, recently declared per share dividend information for Wells Fargo common stock and First Commerce class A and class B common stock is as follows:

                                     First Commerce First Commerce
                                        Class A        Class B     Wells Fargo
                                      Common Stock   Common Stock  Common Stock
                                     -------------- -------------- ------------
Quarter ended December 31, 1999.....     $0.09          $0.09         $0.20
Quarter ended March 31, 2000........      0.10           0.10          0.22
Quarter ended June 30, 2000.........      0.10           0.10          0.22

  No adjustments to the exchange ratio will be made to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

Merger Generally Tax Free To Shareholders of First Commerce (page 27)

  Shareholders of First Commerce generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of First Commerce common stock for shares of Wells Fargo common stock. Shareholders of First Commerce will be taxed on cash they receive instead of fractional shares.

  The U.S. federal tax treatment described above may not apply to every shareholder of First Commerce. In addition, this document does not address any state, local or foreign tax laws that may apply to the merger. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the tax consequences of the merger.

  First Commerce is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized for U.S. federal income tax purposes by the holders of First Commerce common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

First Commerce's Board Recommends Approval Of The Merger (page 13)

  First Commerce's board of directors believes that the merger is in the best interests of First Commerce shareholders and recommends that First Commerce shareholders approve the merger. First Commerce's board believes that the merger will provide First Commerce shareholders with the potential for greater stock value appreciation and liquidity than if First Commerce remains independent.

First Commerce's Financial Advisor Believes Merger Is Fair To First Commerce Shareholders (page 14)

  Among other factors considered in deciding to approve the merger, the First Commerce board of directors received the oral opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated that, as of January 28, 2000 (the date the First Commerce board voted on the merger) and updated through the date of this document, the merger consideration was fair to the holders of First Commerce common stock from a financial point of view. The opinion is attached to this document as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in providing its opinion.

Additional Merger Benefits To First Commerce's Management (page 23)

  First Commerce's directors and executive officers have interests in the merger that are different from yours.

  . Bradley F. Korell, Stuart L. Bartruff, Mark W. Hansen and Jo E. Kinsey, all of whom are officers of First Commerce, have entered into agreements with Wells Fargo that provide for their employment after the merger.

  . The merger agreement provides for rights to indemnification and continued insurance coverage for the benefit of directors and officers of First Commerce.

  The board of directors of First Commerce was aware of these additional interests when it approved the merger agreement.

You Have No Dissenters' Rights (page 24)

  Under Nebraska law, you do not have dissenter's rights. See "Dissenters' Rights."

Surrender Of Shares of First Commerce (page 24)

  To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your share certificates of First Commerce common stock. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

First Commerce Special Meeting (page 9)

  First Commerce will hold its special meeting of shareholders at 2:00 p.m., Lincoln, Nebraska time, on the 11th floor of the NBC Center, 1248 O Street, Lincoln, Nebraska. The purposes of the meeting are to:

  1. Vote on the merger agreement.

  2. Act on any other matters that may properly come before the meeting.

Record Date; Vote Required To Approve Merger (page 9)

  The record date for the special meeting is April 14, 2000. You can vote at the meeting if you owned First Commerce common stock at the close of business on that date. On the record date, there were 2,568,892 shares of First Commerce class A common stock outstanding and entitled to vote and 10,775,394 shares of First Commerce class B common stock outstanding and entitled to vote. You can cast one vote for each share of First Commerce common stock that you owned on the record date.

  Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of First Commerce class A common stock and class B common stock, voting as separate classes. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

Some Directors and Officers Have Committed To Vote For The Merger (page 10)

  At the same time that the merger agreement was signed, Richard C. Schmoker, William C. Schmoker, Kenneth W. Staab, John C. Osborne, John G. Lowe, III, Connie Lapaseotes, David T. Calhoun and Scott Stuart, non-employee directors of First Commerce; James Stuart, Jr., chairman and chief executive officer of First Commerce; Brad Korell, president of National Bank of Commerce Trust & Savings Association; Stuart L. Bartruff, executive vice president and secretary of First Commerce; James Stuart III, Chairman and CEO of First Commerce Investors, Inc.; and Mark Hansen, executive vice president of First Commerce, entered into individual support agreements with Wells Fargo. Under their support agreements, these individuals have agreed, among other things, to vote in favor of the merger all shares of First Commerce common stock beneficially owned by them at the record date for the meeting.

  At the record date for the meeting, these individuals beneficially owned a total of 1,564,866 shares of First Commerce class A common stock and 5,982,421 shares of First Commerce class B common stock, respectively. These shares represent approximately 60.9% of the shares of First Commerce class A common stock and approximately 55.5% of the shares of First Commerce class B common stock entitled to vote at the meeting.

We Must Obtain Regulatory Approvals to Complete the Merger (page 25)

  The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. Wells Fargo filed an application with the Federal Reserve Board on March 30, 2000. As of the date of this document, the Federal Reserve Board had not acted on Wells Fargo's application for approval of the merger. Although Wells Fargo expects that the Federal Reserve Board will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approval will be given. It is anticipated that a modest level of divestitures may be required in connection with obtaining Federal Reserve Board approval of the merger.

  Approval of the Merger must also be obtained from the Colorado State Bank Commissioner.

Other Conditions To Completing The Merger (page 35)

  In addition to the receipt of the approval of the Federal Reserve Board and the Colorado State Bank Commissioner, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  . approval of the merger agreement by the holders of First Commerce class A common stock and class B common stock, voting as separate classes;

  . receipt by First Commerce of an opinion of counsel concerning the tax consequences of the merger;

  . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to First Commerce shareholders;

  . receipt of all necessary governmental approvals, and the absence of an order of any court or governmental authority prohibiting the merger; and

  . material compliance by each party with the terms and provisions of the merger agreement.

  Wells Fargo or First Commerce may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 36)

  Wells Fargo and First Commerce can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

  .  a court or other governmental authority prohibits the merger;

  . the merger is not completed by October 31, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate; or

  . a governmental authority issues a final and nonappealable order permanently prohibiting the merger.

Your Rights Will Differ As A Wells Fargo Stockholder (page 51)

  Your rights as a First Commerce shareholder are currently governed by Nebraska law and First Commerce's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Wells Fargo Expects To Use Purchase Accounting (page 29)

  Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of First Commerce. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Financial Modernization Will Increase Competition (page 37)

  Bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" includes:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Federal Reserve Board has determined to be closely related to banking.

  Wells Fargo became a financial holding company effective as of March 13, 2000. Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Forward-Looking Statements May Prove Inaccurate (page 69)

  This document, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and First Commerce. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Forward-Looking Statements" on page 69.

Selected Financial Data

  The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1995 through 1999 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1999, 1998, 1997 and 1996 and its unaudited financial information for 1995. The Wells Fargo income statement data for 1995 through 1999 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the five-year period ended December 31, 1999. The First Commerce data is derived from its audited consolidated financial statements for 1995 through 1999. Interim financial data as of March 31, 1999 and March 31, 2000 for both Wells Fargo and First Commerce is unaudited. You should not rely on the information for the three months ended March 31, 2000 as being indicative of the results expected for the entire year. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and First Commerce.
                                ----------------

                     Wells Fargo & Company and Subsidiaries
                (dollars in millions, except per share amounts)

                           Three Months
                          Ended March 31
                            (unaudited)              Years Ended December 31
                         -----------------           -----------------------
                           2000     1999     1999     1998     1997     1996     1995
                         -------- -------- -------- -------- -------- -------- --------
Net interest income..... $  2,440 $  2,266 $  9,355 $  8,990 $  8,648 $  8,222 $  5,923
Net income..............    1,010      884    3,747    1,950    2,499    2,228    1,988
Diluted earnings per
 share..................     0.61     0.53     2.23     1.17     1.48     1.36     1.62
Cash dividends per
 share..................     0.22    0.185    0.785    0.700    0.615    0.525    0.450
Book value per share....    14.35    12.60    13.44    12.35    11.92    11.66    10.27
Total assets............  222,276  201,430  218,102  202,475  185,685  188,633  122,200
Long-term debt..........   24,768   20,363   23,375   19,709   17,335   18,142   16,726
                                ----------------

                First Commerce Bancshares, Inc. and Subsidiaries
                (dollars in millions, except per share amounts)

                           Three Months
                          Ended March 31
                            (unaudited)              Years Ended December 31
                         -----------------           -----------------------
                           2000     1999     1999     1998     1997     1996     1995
                         -------- -------- -------- -------- -------- -------- --------
Net interest income..... $   22.8 $   21.2 $   87.9 $   82.2 $   76.6 $   70.1 $   60.9
Net income..............     11.1      8.5     30.9     29.0     26.6     21.8     17.4
Diluted earnings per
 share..................     0.83     0.63     2.33     2.15     1.96     1.60     1.29
Cash dividends per
 share..................     0.10     0.09    0.360    0.340    0.300    0.260    0.227
Book value per share....    19.91    18.44    19.32    18.40    17.19    14.57    13.27
Total assets............  2,620.3  2,446.8  2,609.6  2,384.7  2,251.1  2,028.0  1,815.6
Long-term debt..........     12.1     13.5     12.5     13.5     16.2     18.7     21.3

Comparative Per Common Share Data

  The following table shows comparative per share data for Wells Fargo common stock on an historical and pro forma combined basis and for First Commerce common stock on an historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger using the purchase method of accounting. The pro forma equivalent information for First Commerce is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma book value per share by the assumed exchange ratio of 0.883119. This information reflects the fact that you will receive a fraction of a share of Wells Fargo common stock for each First Commerce share you hold. The assumed exchange ratio of 0.883119 is based on a hypothetical average closing price of Wells Fargo common stock of $40.708, which is the average closing price of Wells Fargo common stock for the twenty trading days ending April 14, 2000. The actual exchange ratio will be determined during the 20-trading-day period ending on the date preceding the special meeting. See "The Merger--Effect Of The Merger."

  You should read the data with the historical financial statements and related notes of Wells Fargo and First Commerce. Wells Fargo's and First Commerce's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 66.

                                         Wells Fargo         First Commerce
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
Earnings Per Share
  Basic
    Three months ended March 31,
     2000...........................   $0.62      $0.62     $0.83      $0.55
    Year ended December 31, 1999....    2.26       2.26      2.33       2.00
  Diluted
    Three months ended March 31,
     2000...........................    0.61       0.62      0.83       0.54
    Year ended December 31, 1999....    2.23       2.23      2.33       1.97
Cash Dividends Declared Per Share
    Three months ended March 31,
     2000...........................   0.220      0.220     0.100      0.194
    Year ended December 31, 1999....   0.785      0.785     0.360      0.693
Book Value Per Share
    March 31, 2000..................   14.35      14.41     19.91      12.72
    December 31, 1999...............   13.44      13.50     19.32      11.92

                         FIRST COMMERCE SPECIAL MEETING

  The board of directors of First Commerce is soliciting proxies from the holders of First Commerce class A and class B common stock for use at the special meeting of First Commerce shareholders and at any adjournments of the meeting. When used in this document, the term "First Commerce common stock" refers to both classes of common stock collectively. This document, together with the form of proxy, has been mailed to holders of First Commerce common stock on or about May 10, 2000.

Time And Place Of The Meeting

  The time and place of the special meeting of First Commerce shareholders are:

    Friday, June 9, 2000
    2:00 p.m., Lincoln, Nebraska time
    NBC Center, 11th floor
    1248 O Street
    Lincoln, Nebraska 68508-2095

Matters To Be Considered At The Meeting

  The special meeting of First Commerce shareholders will be held to:

  1. Vote on a proposal to approve the amended and restated agreement and plan of reorganization, entered into as of the 1st day of February, 2000, and amended and restated as of April 14, 2000, but effective as of February 1, 2000, by and among First Commerce, Wells Fargo, First National Bank and Trust Co. of Kearney, The Overland National Bank of Grand Island, Western Nebraska National Bank and The First National Bank of West Point; and a related agreement and plan of merger, dated as of May 5, 2000, by and between First Commerce and Wells Fargo FCBI Merger Co., a wholly-owned subsidiary of Wells Fargo. The agreement and plan of reorganization, which includes the agreement and plan of merger as Exhibit A-1, is included in this proxy statement-prospectus as Appendix
     A. When used in this document, the term "merger agreement" refers to the agreement and plan of reorganization and the agreement and plan of merger together. The merger agreement provides for the merger of a wholly-owned subsidiary of Wells Fargo with and into First Commerce upon the terms and subject to the conditions set forth in the merger agreement. See "The Merger Agreement."

  2. Act on any other matters that may properly come before the meeting.

Record Date

  First Commerce's board of directors has established April 14, 2000 as the record date for the meeting. Only holders of record of First Commerce common stock on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.

Outstanding Shares

  On April 14, 2000, there were 2,568,892 shares of First Commerce class A common stock outstanding and 10,775,394 shares of class B common stock outstanding. Each outstanding share of First Commerce common stock is entitled to one vote.

Quorum

  A quorum consisting of the holders of a majority of the shares of First Commerce common stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Shares of First Commerce common stock present in person at the meeting that are not voted, and shares of First Commerce common stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present. Shares held in street name that have been designated by brokers on proxy cards as not voted will be counted for purposes of determining whether a quorum exists.

Vote Required

  Approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the First Commerce class A common stock and two-thirds of the class B common stock, voting as separate classes. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

Share Ownership

  First Commerce. The Stuart family controls a total of 1,559,232 shares of First Commerce class A common stock and 5,904,461 of the class B common stock, representing approximately 60.7% and 54.8% of the shares of class A and class B common stock entitled to vote at the special meeting, respectively. The Catherine Stuart Schmoker Family Partnership, The James Stuart, Jr. Family Partnership and The Scott Stuart Family Partnership share in the investment and/or voting power with respect to these shares by virtue of being partners in the Stuart Family Partnership. Catherine Stuart Schmoker and Richard C. Schmoker individually, and Richard C. Schmoker, Catherine S. Hunnewell, James Stuart III, William C. Schmoker and Lisa Stuart Schmoker Hesdorffer as Trustees, share in the investment and/or voting power as to these shares by virtue of being partners in The Catherine Stuart Schmoker Family Partnership. James Stuart, Jr. individually and as custodian, Susan S. Stuart individually, James Stuart III individually and as Trustee, Susan S. Seiler and Lee Rankin Stuart as Trustees share in the investment and/or voting power with respect to these shares by virtue of being partners in The James Stuart, Jr. Family Partnership. Scott Stuart, Scott Stuart, Jr., and Mark Hayes Stuart share in the investment and/or voting power with respect to these shares by virtue of being partners in The Scott Stuart Family Partnership.

  At the record date for the meeting, all of First Commerce's directors and executive officers as a group beneficially owned a total of 1,564,866 shares of First Commerce class A common stock and 5,982,421 shares of the class B common stock, representing approximately 60.9% and 55.5% of the shares of class A and class B common stock entitled to vote at the special meeting, respectively. Each of these directors and officers is expected to vote the First Commerce common stock beneficially owned by him in favor of the merger. In addition, the directors and certain senior officers of First Commerce have entered into agreements to vote in favor of the merger. See "--Agreements to Vote For The Merger."

  Wells Fargo. At the record date, Wells Fargo and its subsidiaries beneficially owned less than 1% of the shares of class A and class B common stock entitled to vote at the special meeting, respectively. At the same date, all of Wells Fargo's directors and executive officers as a group beneficially owned a total of less than 0.1% of the shares of the class A and class B common stock entitled to vote at the special meeting.

Agreements to Vote For The Merger

  In connection with the merger agreement, Richard C. Schmoker, William C. Schmoker, Kenneth W. Staab, John C. Osborne, John G. Lowe, III, Connie Lapaseotes, David T. Calhoun and Scott Stuart, non-employee directors of First Commerce; James Stuart, Jr., chairman and chief executive officer of First Commerce; Brad

Korell, president of National Bank of Commerce Trust & Savings Association; Stuart L. Bartruff, executive vice president and secretary of First Commerce; James Stuart III, Chairman and CEO of First Commerce Investors, Inc.; and Mark Hansen, executive vice president of First Commerce, entered into agreements under which they agreed to vote in favor of the merger all shares of First Commerce common stock beneficially owned by them at the record date for the meeting. At the record date, these individuals beneficially owned a total of 1,564,866 shares of First Commerce class A common stock and 5,982,421 shares of class B common stock, representing approximately 60.9% and 55.5% of the shares of the class A and class B common stock entitled to vote at the meeting, respectively.

Voting And Revocation Of Proxies

  All shares of First Commerce common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve the merger agreement and the merger, and "FOR" any other matters that may properly come before the meeting. You may revoke your proxy at any time before it is voted.

  Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Solicitation Of Proxies

  In addition to solicitation by mail, directors, officers and employees of First Commerce and its subsidiaries may solicit proxies from First Commerce shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. First Commerce does not anticipate that any other persons will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but First Commerce reserves the right to do so should it conclude that such efforts are necessary or advisable.

  Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Commerce will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters Considered At The Meeting

  If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and First Commerce may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

  First Commerce's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Commerce.

                                   THE MERGER

  This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated into this summary by reference.

Effect Of The Merger

  The First Commerce board and the Wells Fargo board have each unanimously approved the merger agreement, which provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Commerce at the time the merger becomes effective, with First Commerce surviving as a wholly-owned subsidiary of Wells Fargo. As a result of the merger:

  . Wells Fargo will exchange shares of its common stock for shares of First Commerce common stock.

  . Wells Fargo will acquire all of the outstanding common stock of First Commerce, resulting in First Commerce becoming a wholly-owned subsidiary of Wells Fargo.

  . First Commerce shareholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of
     Shareholder/Stockholder Rights."

  At the completion of the merger, each outstanding share of First Commerce class A common stock, with a par value of $0.20 per share, and each outstanding share of First Commerce class B common stock, with a par value of $0.20 per share, will be converted into the right to receive the number of shares of Wells Fargo common stock, with a par value of $1 2/3 per share, determined by dividing $35.95 by the Wells Fargo Measurement Price. When used in this document, this number is referred to as the "exchange ratio." The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the measurement period of 20 trading days ending on June 8, 2000, the day immediately preceding the special meeting. Since the price of Wells Fargo common stock will fluctuate after the special meeting and the completion of the merger, First Commerce cannot assure you as to what the value of the Wells Fargo common stock you receive in the merger will be following the measurement period used to determine the Wells Fargo Measurement Price.

  When used in this document, a "share" of Wells Fargo common stock in this document generally refers to that share together with one Series C Junior Participating Preferred Stock Purchase Right issued to Wells Fargo stockholders under a rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent. When you surrender your shares of First Commerce common stock in exchange for Wells Fargo common stock after the merger is completed, each share of Wells Fargo common stock you receive in exchange will include one Wells Fargo stockholder right. The Wells Fargo stockholder rights are described in more detail under "Wells Fargo Capital Stock--Wells Fargo Rights Plan."

Background Of And Reasons For The Merger

 Background of the Merger

  On several occasions over a number of years, representatives of Norwest Corporation (now Wells Fargo) informally contacted representatives of First Commerce regarding a possible merger or acquisition. In June 1999, James Stuart Sr., advisor to the First Commerce board of directors, and Richard C. Schmoker, a director of First Commerce, met with representatives of Wells Fargo (Richard Kovacevich and James Campbell) for exploratory discussions regarding a possible transaction.

  During this time, the management of First Commerce discussed from time to time the various options open to First Commerce, in light of the changing banking environment, including the potential enactment of financial modernization legislation by the Congress of the United States. Also during this period, First Commerce entered into a confidentiality agreement with Wells Fargo and provided Wells Fargo with information concerning First Commerce.

  In September 1999, First Commerce retained Merrill Lynch to assist it in a strategic review of its business and to help it evaluate strategic alternatives. Merrill Lynch was authorized to contact Wells Fargo, and later other selected parties, that might potentially be interested in a transaction with First Commerce.

  During the period September through December 1999, representatives of First Commerce held a series of discussions and communications with representatives of Wells Fargo concerning the terms of a possible business combination. At the regular monthly meeting of the board of directors of First Commerce held on December 21, 1999, James Stuart, Jr., the Chairman and Chief Executive Officer of First Commerce, briefed the directors on the background and status of the discussions, including the work of Merrill Lynch and the status of exploration of a possible transaction. Following the December board meeting and continuing into January of 2000, representatives of Wells Fargo conducted due diligence investigations of First Commerce.

  Beginning in mid-January 2000, legal counsel to each company began to negotiate the terms of the definitive documentation with respect to a possible merger between the two companies, including drafts of a merger agreement and related agreements, shareholder support agreements, and employment agreements and non-competition agreements for certain of First Commerce's executives.

  During this period, representatives of First Commerce conducted a due diligence investigation of Wells Fargo. At the regular monthly meeting of the First Commerce board of directors held on January 25, 2000, the board was fully briefed on the status of the potential merger. On January 27, 2000, First Commerce issued a press release indicating that it was in negotiations with Wells Fargo.

  On January 28, 2000, the First Commerce board met to discuss the terms of the proposed merger. Merrill Lynch outlined the proposed transaction with Wells Fargo, and discussed its financial terms. During this meeting, the First Commerce board received the oral opinion of Merrill Lynch that, as of that date, and subject to certain matters stated therein, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of First Commerce class A and class B common stock. First Commerce's legal counsel, Wachtell, Lipton, Rosen & Katz and Cline, Williams, Wright, Johnson & Oldfather, reviewed the terms of the merger agreement and related agreements, the shareholder support agreements, and the employment and non-competition agreements, and other relevant legal issues, including a discussion of various drafting points in the documents that were subject to being finalized with Wells Fargo. After further discussion of these matters, the First Commerce board unanimously determined that the merger was fair to, and in the best interests of, First Commerce and its shareholders, approved the merger and the merger agreement and related agreements, subject to the resolution of the unresolved issues, resolved to submit the merger agreement to First Commerce shareholders for their approval, and authorized senior management to take such action as was needed to finalize the documents and, if satisfactorily finalized, to execute the documents and to effectuate the transactions contemplated in them.

  During the weekend of January 29 and 30, and continuing on Monday, January 31, 2000, representatives of First Commerce and Wells Fargo resolved the remaining drafting issues. On the afternoon of February 1, 2000, the merger agreement and related documents were signed by First Commerce and Wells Fargo and on February 2, 2000, First Commerce and Wells Fargo issued a joint press release announcing the proposed merger.

 First Commerce's Board of Directors' Reasons for the Merger

  The First Commerce board believes that the proposed merger with Wells Fargo is in the best interests of First Commerce and its shareholders. In making its determination, the board considered a number of factors, including the following:

  . the consideration First Commerce shareholders will receive if the merger is effected and the likelihood that it will deliver greater value to First Commerce shareholders than that expected if First Commerce remained independent;

  . the board's consideration of Merrill Lynch's January 28, 2000 presentation, including Merrill Lynch's opinion that the exchange ratio was fair to First Commerce shareholders from a financial point of view as of that date;

  . the complementary nature of First Commerce's business, services and products with Wells Fargo's, and the opportunity to create a combined business that offers a wider variety of services to First Commerce's clients and enhances the ability to attract new clients;

  . the historical performance of Wells Fargo's common stock and Wells Fargo's historical financial performance;

  . the board's review of other strategic alternatives potentially available to First Commerce;

  . the opinion of First Commerce's advisors that the merger will be accomplished on a tax-free basis for First Commerce shareholders for U.S. federal income tax purposes (except for cash received instead of fractional shares);

  . the likelihood of a smooth integration of First Commerce's business with that of Wells Fargo;

  . retention arrangements with key employees of First Commerce in connection with the merger;

  .  the terms and conditions of the merger agreement;

  .  the judgment and advice of First Commerce's senior management; and

  . the board's conclusion that the merger would provide First Commerce shareholders with an opportunity for continued equity participation in a larger enterprise, and with greater liquidity.

Opinion Of First Commerce's Financial Advisor

  First Commerce retained Merrill Lynch to act as its financial advisor in connection with the merger. On January 28, 2000, the board of directors of First Commerce held a meeting to evaluate the proposed merger. At this meeting, Merrill Lynch rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the First Commerce shareholders. Merrill Lynch subsequently confirmed and updated its oral opinion in writing by delivering to the board of directors of First Commerce a written opinion dated as of the date of this document. In connection with its written opinion dated as of the date of this document, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.

  The full text of the Merrill Lynch opinion which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Appendix B to this document and is incorporated in this document by reference. First Commerce shareholders should read Merrill Lynch's opinion carefully and in its entirety.

  Merrill Lynch's opinion is directed to the board of directors of First Commerce and addresses only the fairness, from a financial point of view, of the merger consideration to the First Commerce shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the First Commerce special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed certain publicly available business and financial information relating to First Commerce and Wells Fargo that Merrill Lynch deemed to be relevant;

  . reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of First Commerce furnished to Merrill Lynch by the senior management of First Commerce;

  . conducted discussions with members of senior management and representatives of First Commerce and Wells Fargo concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger;

  . reviewed the market prices and valuation multiples for First Commerce common stock and Wells Fargo common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the respective publicly reported financial condition and results of operations of First Commerce and Wells Fargo and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

  . participated in discussions and negotiations with representatives of First Commerce and Wells Fargo and their financial and legal advisors with respect to the merger;

  .  reviewed the merger agreement; and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with, or reviewed by or for Merrill Lynch, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of First Commerce or Wells Fargo nor has Merrill Lynch been furnished any such evaluation or appraisal.

  Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of First Commerce or Wells Fargo, nor reviewed any individual credit files of First Commerce or Wells Fargo or been requested to conduct such a review and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both First Commerce and Wells Fargo are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of First Commerce or Wells Fargo. With respect to the financial and operating forecast information furnished to or discussed with Merrill Lynch by First Commerce and Wells Fargo, including, without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, Merrill Lynch assumed that the information was reasonably prepared and reflected the best currently available estimates and judgments of the senior management of each of First Commerce and Wells Fargo as to the future financial and operating performance of First Commerce, Wells Fargo or the combined entity, as the case may be. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

  For purposes of rendering its opinion Merrill Lynch assumed that, in all respects material to its analyses:

  . the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  . the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  . each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by the party under these documents;

  . all conditions to the completion of the merger will be satisfied without any waivers; and

  . in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

  Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of First Commerce common stock or shares of Wells Fargo common stock will trade following the announcement of the merger or the actual value of the shares of common stock of Wells Fargo when issued pursuant to the merger, or the prices at which the shares of common stock of Wells Fargo will trade following the completion of the merger.

 Analyses of Merrill Lynch

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, First Commerce and Wells Fargo. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the board of directors of First Commerce in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of First Commerce or management of First Commerce with respect to the fairness of the merger consideration.

  The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of First Commerce on January 28, 2000 in connection with the rendering of its oral opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the board of directors of First Commerce, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

  In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

  Calculation of Implied Value of the Merger Consideration. Merrill Lynch reviewed the terms of the merger. It noted that the transaction had a fixed aggregate value of $479.5 million with a floating exchange ratio, which implied a fixed value of approximately $35.95 per share of First Commerce class A common stock and class B common stock. Merrill Lynch also noted that the fixed aggregate value of the transaction represented a 74% premium to First Commerce's aggregate market value on the date 30 trading days preceding January 28, 2000, and also represented a 67% premium to the per share market price of First Commerce class A common stock and 75% premium to the per share market price of First Commerce class B common stock on the date 30 trading days preceding January 28, 2000.

  Transaction Pricing Multiple Analysis. Merrill Lynch performed a transaction pricing multiple analysis of the transaction offer value in the merger. Core earnings is comprised of total earnings excluding securities gains generated by First Commerce's "Global Fund." The Global Fund is a portfolio of primarily equity securities traded for the account of First Commerce. Merrill Lynch based its analysis on a floating exchange ratio, a transaction value per First Commerce share of $35.95, and an aggregate offer value of $479.5 million. Merrill Lynch determined that:

  . the transaction value as a multiple of book value (based on financial data for the period ending December 31, 1999) was 1.86x;

  . the transaction value as a multiple of tangible book value (based on financial data for the period ending December 31, 1999) was 1.92x;

  .  the transaction value as a multiple of 1999 core earnings was 17.09x;

  . the transaction value as a multiple of 2000 estimated management core earnings per share was 16.21x; and

  . the tangible book premium paid as a percentage of First Commerce's deposits (based on financial data for the period ending December 31, 1999) was 12.67%.

  Merrill Lynch further analyzed publicly available financial and stock market information for First Commerce and for selected bank merger and acquisition transactions involving commercial bank targets in Nebraska, Kansas, Oklahoma, South Dakota, North Dakota, Missouri, Iowa and Arkansas to determine the transaction values of such transactions as a premium to the per share price of the common stock of the targets involved in such transactions at different times. The selected comparable transactions were those completed since 1997 and involved total consideration that ranged from $100 million to $1 billion. The following table compares the transaction values of the comparable transactions as a premium to the per share price of the common stock of the targets involved in these transactions at different times. For purposes of the table, the 52-week high of First Commerce common stock (class A and class B) was reached on January 20, 2000, and the figures in the column designated the "Price 30 Trading Days Prior" represents, for the merger, 30 trading days prior to Merrill Lynch's presentation to the First Commerce Board, and, for each of the selected comparable transactions, 30 trading days prior to the announcement of such transactions:

                          Price One Day Prior to Price 30 Trading      52-Week
                            Announcement Date       Days Prior    High Market Value
                          ---------------------- ---------------- -----------------
Merrill Lynch Selected
 Transaction Average....           14.3%               16.7%             --
First Commerce Class A..           19.2                67.2              1.3%
First Commerce Class B..           19.2                75.4             16.0

  Discounted Dividend Analysis--First Commerce. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of First Commerce common stock assuming First Commerce continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that First Commerce could generate through 2004, and (2) the present value at December 31, 1999 of the "terminal value" of First Commerce common stock at the end of this period.

  In calculating a terminal value of First Commerce common stock, Merrill Lynch applied multiples of 10.0x, 11.0x and 12.0x to year 2005 forecasted cash earnings. The dividend stream and terminal value were then discounted back to December 31, 1999 using discount rates of 12.0%, 13.0% and 14.0%, which rates Merrill Lynch viewed as within the appropriate range for a company with First Commerce's risk characteristics.

  In performing this analysis, Merrill Lynch used management's earnings estimates for 2000. For periods after 2000, earnings were assumed to increase at First Commerce management's projected annual long-term earnings growth rate of 7.5% since there were no long term "street" estimates published for First Commerce by recognized data services that monitor and publish compilations of earnings estimates by selected research analysts of interest to institutional investors. Merrill Lynch also assumed an annual asset growth rate of 5%, and further assumed that earnings in excess of those necessary to maintain First Commerce's tangible common equity ratio at its then-current value of 9.6% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the First Commerce common stock ranged from $20.92 to $26.10 per share, and that the aggregate company valuation ranged from $279 million to $348 million.

  Discounted Dividend Analysis--Wells Fargo. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of Wells Fargo common stock assuming Wells Fargo continued to operate as a stand-alone entity. As with the analysis performed with regard to First Commerce, this range was determined by adding (1) the present value of the estimated future dividend stream that Wells Fargo could generate through 2004, and (2) the present value at December 31, 1999 of the "terminal value" of Wells Fargo common stock at the end of this period.

  In calculating a terminal value of Wells Fargo common stock, Merrill Lynch applied multiples of 12.0x, 13.0x and 14.0x to year 2005 forecasted cash earnings. The dividend stream and terminal value were then discounted back to December 31, 1999 using discount rates of 14.0%, 15.0% and 16.0%, which rates Merrill Lynch viewed as within the appropriate range for a company with Wells Fargo's risk characteristics.

  In performing this analysis, Merrill Lynch used First Call earnings per share estimates for 2000 and 2001 for Wells Fargo of $2.57 and $2.96, respectively. For periods after 2001, earnings were assumed to increase at First Call's estimated annual long-term earnings growth rate for Wells Fargo of 14.3%. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Merrill Lynch also assumed an annual asset growth rate of 7.5% and further assumed that earnings in excess of those necessary to maintain Wells Fargo's tangible common equity ratio at its then-current value of 6.27% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the Wells Fargo common stock ranged from $39.39 to $47.91 per share, compared to Wells Fargo's closing market price as of January 26, 2000 of $38.00.

  The analyses set forth in each of the preceding six paragraphs do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to First Commerce and Wells Fargo referred to in such paragraphs were based on several factors, including the financial advisors' knowledge of each of First Commerce and Wells Fargo and the industry in which they operate, the business risk of each company and the overall interest rate environment as of January 28, 2000. The projected asset growth rates applied for First Commerce and Wells Fargo took into consideration several factors, including the historical asset growth of each of First Commerce and Wells Fargo as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

  Five-Year Stock Price Performance. Merrill Lynch analyzed the price performance of the First Commerce class A common stock and class B common stock over the five-year period from December 30, 1994 to January 26, 2000 and compared this performance to the performance of Wells Fargo common stock and the Standard & Poors Bank Index over the same period. This analysis indicated the following cumulative changes in price over the period:

   Wells Fargo common stock............................................... +227%
   Standard & Poors Bank Index............................................ +151%
   First Commerce class B common stock.................................... +164%
   First Commerce class A common stock....................................  +86%

  Peer Group Analysis--Total Stock Returns. Merrill Lynch compared the total stock returns of First Commerce to publicly available corresponding data for selected banks with a market capitalization between $250 million and $450 million that Merrill Lynch determined were comparable to First Commerce. These selected banks are referred to in this document as the First Commerce peer group. The following table compares the stock returns of First Commerce with corresponding average data for the First Commerce peer group ("CAGR" denotes "Compound Annual Growth Rate"):

                                           One-    Two-    Three-  Four-  Five-
                                           year    year     year   year   year
                                           CAGR    CAGR     CAGR   CAGR   CAGR
                                          ------   -----   ------  -----  -----
First Commerce Peer Group Average........ (12.38)% (7.75)%  4.47%  11.02% 15.63%
First Commerce Class A...................   6.36   (0.86)   9.02    9.21  10.86
First Commerce Class B...................   2.92    3.90   19.87   19.17  21.79

  Merrill Lynch also compared the total stock returns of Wells Fargo to publicly available corresponding data for a peer group consisting of all banks with a market capitalization between $17 billion and $100 billion. These selected banks are referred to in this document as the Wells Fargo peer group. The following table compares the stock returns of Wells Fargo with corresponding average data for the Wells Fargo peer group:

                                             One-    Two-  Three-  Four-  Five-
                                             year    year   year   year   year
                                             CAGR    CAGR   CAGR   CAGR   CAGR
                                            ------   ----  ------  -----  -----
Wells Fargo Peer Group Average............. (11.57)% 4.54% 13.06%  20.56% 24.70%
Wells Fargo Common Stock...................   9.00   5.61  21.49   26.06  27.66

  Peer Group Analysis--Market Trading Multiples. Merrill Lynch compared selected operating and stock market results of First Commerce to publicly available corresponding data for the First Commerce peer group.

  The following table compares selected financial data of First Commerce with corresponding average data for the First Commerce peer group. The multiples listed are based on the aggregate market value of First Commerce common stock using the closing price as of December 14, 1999 (30 trading days prior to the date of Merrill Lynch's presentation to the First Commerce Board). Earnings estimates for year 2000 are based on management's projections (excluding Global Fund securities gains) since there are no "street" estimates published for First Commerce. Financial data is as of December 31, 1999 if available, otherwise such data is as of September 30, 1999; and market data is as of January 26, 2000. The calculation of price-to-2000 estimated earnings per share is based on estimated earnings per share calculated in accordance with generally accepted accounting principles. The calculation of price-to-2000 estimated cash earnings per share is based on estimated earnings per share plus amortization of intangible assets per share. Year 2001 earnings estimates were not available since there are no "street" estimates published for First Commerce; as a result, price-to-2001 multiples were only presented for Wells Fargo and the Wells Fargo peer group.

                                                     Price/   Price/    Price/
                                             Price/ Tangible   2000      2000
                                              Book    Book   Estimated Estimated
                                             Value   Value   GAAP EPS  Cash EPS
                                             ------ -------- --------- ---------
First Commerce Peer Group Average...........  1.86x   1.96x    11.45x    10.98x
First Commerce..............................  1.07    1.10      9.33      9.10

  Merrill Lynch also compared selected operating and stock market results of Wells Fargo to publicly available corresponding data for the Wells Fargo peer group. The following table compares selected financial data of Wells Fargo with corresponding average data for the Wells Fargo peer group. Financial data is as of December 31, 1999 if available, otherwise such data is as of September 30, 1999; and market data is as of January 26, 2000. The calculations of price-to-2000 and price-to-2001 estimated earnings per share are based on estimated earnings per share calculated in accordance with generally accepted accounting principles. The calculations of price-to-2000 and price-to-2001 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                              Price/
                                 Price/   Price/    Price/     2001    Projected/
                         Price/ Tangible   2000      2000    Estimated    2001
                          Book    Book   Estimated Estimated   GAAP    Estimated
                         Value   Value   GAAP EPS  Cash EPS     EPS     Cash EPS
                         ------ -------- --------- --------- --------- ----------
Wells Fargo Peer Group
 Average................  2.85x   3.53x    13.48x    11.99x    12.70x    11.37x
Wells Fargo.............  2.71    4.71     14.78     12.86     12.50     11.10

  Peer Group Analysis--Growth Rates and Price Earnings Growth Ratios. Merrill Lynch also analyzed the First Call projected five-year earnings per share growth rate of Wells Fargo compared with the Wells Fargo peer group. Merrill Lynch determined that the First Call projected five-year earnings per share growth rate for Wells Fargo was 14.3% compared to an average of 12.1% for the Wells Fargo peer group. Merrill Lynch also analyzed Wells Fargo's 2000 price-to-earnings ratio measured as a percentage of its projected five-year earnings per share growth rate and compared this measurement to the Wells Fargo peer group. This analysis indicated that Wells Fargo's 2000 price-to-earnings ratio measured as a percentage of its five-year earnings per share growth rate was 90%, compared to an average of 99% for the Wells Fargo peer group.

  Peer Group Analysis--Historical Growth Analysis. Merrill Lynch also analyzed the historical growth of Wells Fargo compared with the corresponding publicly available data for the Wells Fargo peer group. This analysis indicated that the three-year revenue (net interest income plus noninterest income) compound annual growth rate of Wells Fargo and the Wells Fargo peer group was 8.9% and 8.7%, respectively, ranking Wells Fargo number 3 among 11 peers. Merrill Lynch further determined that the three-year earnings compound annual growth rate for Wells Fargo and the Wells Fargo peer group was 18.9% and 12.5%, respectively, ranking Wells Fargo number 1 among 11 peers. All historical data was adjusted to reflect subsequent transactions accounted for as "poolings-of-interests."

  Peer Group Analysis - Profitability Ratios. Merrill Lynch compared certain profitability ratios of First Commerce and Wells Fargo to publicly available corresponding data for the First Commerce peer group and the Wells Fargo peer group, respectively. For the two following tables, profitability measures represent fourth quarter 1999 data annualized and exclude non-recurring charges and/or gains, except for data for First Commerce, which is for the full year 1999, excluding Global Fund securities gains for purposes of calculating the return on assets and return on equity. The following table compares certain profitability ratios of First Commerce with corresponding average data for the First Commerce peer group:

                                               Cash
                         Return on Return on Return on   Net                 Fee
                          Average   Average   Average  Interest Efficiency Income/
                          Assets    Equity    Equity    Margin    Ratio    Revenues
                         --------- --------- --------- -------- ---------- --------
First Commerce Peer
 Group Average..........   1.51%     14.87%    15.53%    4.76%     53.7%     21.9%
First Commerce..........   1.13      11.28     11.97     3.97      66.2      46.2

  The following table compares certain profitability ratios of Wells Fargo with corresponding average data for the Wells Fargo peer group:

                                               Cash
                         Return on Return on Return on   Net                 Fee
                          Average   Average   Average  Interest Efficiency Income/
                          Assets    Equity    Equity    Margin    Ratio    Revenues
                         --------- --------- --------- -------- ---------- --------
Wells Fargo Peer Group
 Average................   1.56%     21.00%    26.21%    3.36%     54.8%     50.7%
Wells Fargo.............   1.93      18.38     21.67     5.61      55.6      40.3

  Peer Group Analysis--Balance Sheet and Asset Quality Ratios. Merrill Lynch also compared certain balance sheet and asset quality ratios of First Commerce and Wells Fargo to publicly available data for the First Commerce peer group and Wells Fargo peer group, respectively. The following table compares certain balance sheet and asset quality ratios of First Commerce with corresponding average data for the First Commerce peer group. Financial data for the two following tables is as of December 31, 1999 if available; otherwise such data is as of September 30, 1999:

                                 Tangible             Non-    Reserves/
                                  Common           Performing    Non-
                         Equity/ Equity/   Loans/   Assets/   Performing Reserves/
                         Assets   Assets  Deposits   Assets     Loans      Loans
                         ------- -------- -------- ---------- ---------- ---------
First Commerce Peer
 Group Average..........  10.07%   9.65%   83.94%     0.44%      213.08%   1.46%
First Commerce..........   9.87    9.60    79.49      0.08     1,182.56    1.73

  The following table compares certain balance sheet and asset quality ratios of Wells Fargo with corresponding average data for the Wells Fargo peer group:

                                 Tangible             Non-    Reserves/
                                  Common           Performing    Non-
                         Equity/ Equity/   Loans/   Assets/   Performing Reserves/
                         Assets   Assets  Deposits   Assets     Loans      Loans
                         ------- -------- -------- ---------- ---------- ---------
Wells Fargo Peer Group
 Average................   7.27%   5.80%   90.99%     0.37%     315.20%    1.43%
Wells Fargo.............  10.53    6.27    89.10      0.39      473.80     2.62

  No company or transaction used in the comparable company analyses described above is identical to First Commerce, Wells Fargo, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Selected Merger and Acquisition Transactions. Merrill Lynch analyzed publicly available financial, operating, and stock market information for twelve selected bank merger and acquisition transactions that involved commercial bank targets in Nebraska, Kansas, Oklahoma, South Dakota, North Dakota, Missouri, Iowa and Arkansas, that have been completed since 1997 and that involved total consideration that ranged from $100 million to $1 billion to determine the multiples and premiums achieved in these transactions. Merrill Lynch then determined the imputed per share value of First Commerce common stock based on the multiples and premiums arrived at by Merrill Lynch in its comparability analysis.

  The following transactions were reviewed by Merrill Lynch (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction):


  .  Mercantile Bancorporation             .  First Commercial
     Inc./First Financial                     Corporation/Southwest
     Bancorporation                           Bancshares, Inc.


  .  BancFirst Corporation/AmQuest         .  Mercantile Bancorporation
     Financial Corp.                          Inc./Mark Twain Bancshares, Inc.


  .  F&M Bancorporation,                   .  Magna Group, Inc./Homeland
     Inc./BancSecurity Corporation            Bankshares Corporation


  .  Commercial Federal                    .  First Bank System, Inc./FirsTier
     Corporation/Liberty Financial            Financial, Inc.
     Corporation


                                           .  Mercantile Bancorporation
  .  Mercantile Bancorporation                Inc./Hawkeye Bancorporation
     Inc./Horizon Bancorp, Inc.


                                           .  Union Planters
  .  Bank One Corporation/Liberty             Corporation/Capital
     Bancorp, Inc.                            Bancorporation, Inc.

  Merrill Lynch considered the precedent transactions to be reasonably similar to the merger, but none of the transactions is identical to the merger. The following table compares average data for the above-referenced transactions with comparable data for the merger:

                                                       Price/             Last      Last
                                                        Last   Tangible  Twelve    Twelve
                         30-Day               Price/   Twelve    Book    Months    Months
                         Market    Price/    Tangible  Months  Deposit   Return    Return   Equity/
                         Premium Book Value Book Value  EPS    Premium  on Assets on Equity Assets
                         ------- ---------- ---------- ------  -------- --------- --------- -------
Merrill Lynch Selected
 Transaction Average....  16.70%    2.30x      2.44x   18.50x   16.40%    1.23%     14.09%   8.45%
Merger..................  73.70     1.86       1.92    17.10    12.70     1.13      11.28    9.60

  In determining the 30-day market premium, Merrill Lynch used the price of First Commerce common stock on December 14, 1999 (the date 30 trading days prior to the date Merrill Lynch delivered its opinion). In determining the last twelve months' return on assets and equity, the First Commerce financial measures are based on core 1999 earnings (excluding Global Fund securities gains) and the First Commerce balance sheet data as of December 31, 1999.

  The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

  First Commerce retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of First Commerce and Wells Fargo for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to Wells Fargo financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.

  Pursuant to a letter agreement between First Commerce and Merrill Lynch, dated as of September 20, 1999, First Commerce agreed to pay Merrill Lynch the following fees for financial advisory services rendered through the closing of the merger:

  . a fee of $75,000, which was paid upon the execution of the letter agreement;

  . a fee of $1.25 million, which was paid upon the execution of the merger agreement; and

  . a fee of approximately $2.25 million, payable in cash if and when the merger is completed.

  First Commerce also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

Interests in the Merger That May Be Different Than Yours

  First Commerce's directors and executive officers may be considered to have interests in the merger that are in addition to their interests as shareholders of First Commerce generally. First Commerce's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Employment and Non-Competition Agreements

  In connection with the merger, First Commerce, National Bank of Commerce and Wells Fargo entered into employment and non-compete agreements with Bradley F. Korell, Stuart L. Bartruff, Mark W. Hansen and Jo E. Kinsey, officers of First Commerce and National Bank of Commerce, relating to the employment of these officers following the merger. Under the employment provisions of the agreements, National Bank of Commerce will employ these officers in positions substantially similar to the positions held by these officers prior to the merger. In consideration of their employment services, Messrs. Korrell, Bartruff and Hansen and Ms. Kinsey will receive an annual salary of $250,000, $185,000, $190,000 and $110,000, respectively, and will be eligible to participate in the Wells Fargo Long-Term Incentive Compensation Plan according to its terms and Wells Fargo's policies. The term of their employment will commence on the closing date of the merger and will expire two years later unless earlier terminated as a result of:

  .  the officer's death;

  . receipt by the officer of notice of termination from First Commerce, National Bank of Commerce or Wells Fargo arising from:

    .  the commission of a fraudulent or dishonest act by the officer or

    . the officer's willful violation of National Bank of Commerce's or Wells Fargo's policies or the Wells Fargo Code of Ethics and Business Conduct; or

  .  the officer's voluntary resignation.

  In addition, the agreements contain non-compete and non-solicitation provisions that apply while the executive is employed by the company and until the second anniversary of the closing date.

 Other Interests (e.g., change in control, severance arrangements, etc.)

  In December, 1999 the Compensation Committee recommended, and the Board of Directors of First Commerce adopted, a Retention Bonus Program. Under this program, certain selected key officers of First Commerce and its subsidiary banks will be paid a retention bonus in the event that a qualifying transaction, such as the merger, is completed, provided that the respective officer is still employed by First Commerce, or its successors, on the date which is four months after the date of closing. The retention bonuses are also payable in the event the employee is terminated without cause (as defined in the Retention Bonus Program) or in the event the employee terminates his or her employment for good reason (as defined in the Retention Bonus Program). Each officer's retention bonus is either a fixed amount or a multiple of his or her annual compensation, defined to include the salary paid to the employee for the year 1999 plus the cash bonus paid to that employee for the year 1998. The range of bonuses is from $11,700 to three times annual compensation. Payment of a portion of the retention bonuses for employees whose retention bonus is either two or three times annual compensation is at the discretion of the board of directors of First Commerce based upon the Board's evaluation of the employee's services and cooperation during the period from December 1999 through the date the transaction is completed. For First Commerce's executive officers, other than Messrs. Stuart, Jr. and Donald Kinley, the amount of the retention bonus is three times annual compensation; of this amount, an amount equal to one times annual compensation is at the discretion of the Board. Mr. Kinley's retention bonus is equal to two times his annual compensation; of this amount, an amount equal to one times annual compensation is at the discretion of the Board. The retention bonus for James Stuart, Jr. is $500,000, payable on the date the transaction is completed.

 Indemnification

  Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in First Commerce's articles of incorporation or bylaws in favor of the present and former directors and officers of First Commerce with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement, the support agreements or any of the transactions contemplated by these agreements will survive the merger and continue in full force and effect.

  The merger agreement also provides that Wells Fargo will use its reasonable best efforts to cover for six years following the effective time the officers and directors of First Commerce and its subsidiaries under a director's and officer's liability insurance policy with respect to claims arising out of facts or events occurring before the effective time. This insurance will provide at least the same coverage and amounts as the coverage currently provided by First Commerce for a total premium cost of not more than 200% of the current amount expended by First Commerce to provide this insurance. If Wells Fargo is unable to maintain or obtain this insurance, it will use its reasonable best efforts to obtain as much comparable insurance as is available for a total premium cost of 200% of the current amount expended by First Commerce to provide this insurance.

Dissenters' Rights

  Under Nebraska law, shareholders of First Commerce common stock do not have the right to dissent to the merger, because the Nebraska dissenters' rights statute does not apply to shareholders of a bank or bank holding company.

Exchange Of Certificates

  After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of First Commerce common stock a form of letter of transmittal, together with instructions, for the exchange of the holder's First Commerce stock certificates for a certificate representing Wells Fargo common stock.

  First Commerce shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of First Commerce common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a First Commerce shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for First Commerce common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the merger, no transfers will be permitted on the books of First Commerce. If, after completion of the merger, certificates for First Commerce common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, First Commerce, the exchange agent or any other person will be liable to any former holder of First Commerce common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act.

  Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the merger. Copies of the application have been provided to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by Wells Fargo as a result of the merger, the source of funds for the merger and provides other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve Board will evaluate the capital adequacy of Wells Fargo before and after completion of the merger.

  The Federal Reserve Board may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. Wells Fargo and First Commerce expect that a modest level of divestitures may be required in connection with obtaining Federal Reserve Board approval of the merger.

  Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, or fewer if prescribed by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired. Wells Fargo filed an application with the Federal Reserve Board on March 30, 2000. As of the date of this document, the Federal Reserve Board had not acted on Wells Fargo's application.

  Prior approval of the merger is also required from the Colorado State Bank Commissioner. First Commerce also owns all of the outstanding capital stock of First Commerce Technologies, Inc. As a result of the acquisition of First Commerce, Wells Fargo will also acquire FCTI, which will require that prior notice be given to the Federal Reserve Board.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Commerce shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

  Wells Fargo and First Commerce are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and First Commerce intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

  The merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. However, a divestiture that is required as a condition to a regulatory approval will not be deemed to be unreasonably burdensome to Wells Fargo if the divestiture is consistent with U.S. Department of Justice and Federal Reserve Board guidelines, policies and practices concerning the merger of bank holding companies that have been used in transaction that have recently been reviewed by those agencies prior to the date of the merger agreement. See "The Merger Agreement--Conditions To The Merger" and "--Termination Of The Merger Agreement."

Effect Of Merger On First Commerce's Employee Benefit Plans

  Each person who is an employee of First Commerce or a First Commerce subsidiary as of the effective date of the merger will be eligible for the employee welfare plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter the specified plans not later than January 1, 2001.

  Each person who is an employee of First Commerce or a First Commerce subsidiary as of the effective date of the merger will be eligible for participation in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to such plan. Each such employee shall also be eligible for participation in the Wells Fargo cash balance plan pursuant to the terms thereof, and shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any applicable eligibility requirements. Wells Fargo shall recognize years of past service with First Commerce or a First Commerce subsidiary and any predecessor of First Commerce or a First Commerce subsidiary for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  Each person who is an employee of First Commerce or a First Commerce subsidiary as of the effective date of the merger will be eligible for participation in the employee benefit plans of Wells Fargo on the same basis as similarly situated employees of Wells Fargo, and Wells Fargo will give each employee of First Commerce credit for prior service with First Commerce or its subsidiaries, and any of their predecessors, for purposes of eligibility, vesting and levels of benefits under the Wells Fargo employee benefit plans for which the employee is eligible, subject to any eligibility requirements applicable to these plans. Eligible employees will enter the specified plans on the effective date of the merger or on such later date on which the employee becomes eligible to participate upon conversion to Wells Fargo's payroll systems.

U.S. Federal Income Tax Consequences Of The Merger

  The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to First Commerce shareholders who hold First Commerce common stock as a capital asset. The summary is based on the U.S. tax code, regulations under the U.S. tax code, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a First Commerce shareholder subject to special treatment under U.S. federal income tax law, including, for example:

  .  foreign persons

  .  financial institutions

  .  dealers in securities

  . traders in securities who elect to apply a mark-to-market method of accounting

  .  insurance companies

  .  tax-exempt entities

  . holders who dissent from the merger and receive the fair value of their shares of First Commerce common stock in cash

  . holders who acquired their shares of First Commerce common stock through exercise of an employee stock option or right, or otherwise as compensation

  . holders who hold First Commerce common stock as part of a hedge, straddle, conversion or constructive sale transaction.

  In addition, First Commerce does not provide any information in this document about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those relating to the income tax.

  First Commerce urges you to consult with your tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

  In connection with the filing with the SEC of the registration statement containing this document, the law firm of Wachtell, Lipton, Rosen & Katz has delivered to Wells Fargo and First Commerce an opinion addressing the material U.S. federal income tax consequences of the merger. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Wachtell, Lipton, Rosen & Katz required and relied upon factual representations contained in certificates of officers of Wells Fargo and First Commerce. The opinion is to the effect that, for U.S. federal income tax purposes:

  .  the merger will constitute a reorganization within the meaning of
     Section 368 of the U.S. tax code;

  . no gain or loss will be recognized by the holders of First Commerce common stock upon receipt of Wells Fargo common stock, except with respect to cash received instead of fractional shares of Wells Fargo common stock;

  . the basis of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the shareholders of First Commerce will be the same as the basis of the First Commerce common stock exchanged therefor; and

  . the holding period of shares of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the shareholders of First Commerce will include the holding period of the First Commerce common stock, provided that the shares of First Commerce common stock were held as a capital asset as of the effective time of the merger

  First Commerce will not be required to complete the merger unless it receives an additional opinion of its counsel, dated the closing date of the merger, based on the facts and assumptions stated in that opinion, substantially to the same effect as the opinion described above. In rendering that opinion, counsel may require and rely on customary representations contained in certificates of officers of Wells Fargo, First Commerce and others.

  None of the tax opinions delivered or to be delivered to the parties in connection with the merger as described in this document are binding on the Internal Revenue Service or the courts, and First Commerce does not intend to request a ruling from the IRS with respect to the merger.

  If you receive cash instead of a fractional share interest in Wells Fargo common stock, you will be treated as having received that fractional share interest and then as having received the cash in redemption of the fractional share interest, and in most cases you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of First Commerce common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share interest in Wells Fargo common stock is greater than one year at the effective time.

  Information Reporting and Backup Withholding. Payments related to First Commerce common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Wells Fargo and the exchange agent that you or the payee is exempt from backup withholding.

Support Agreements

  At the same time that the merger agreement was signed, Richard C. Schmoker, William C. Schmoker, Kenneth W. Staab, John C. Osborne, John G. Lowe, III, Connie Lapaseotes, David T. Calhoun and Scott Stuart, non-employee directors of First Commerce; James Stuart, Jr., chairman and chief executive officer of First Commerce; Brad Korell, president of National Bank of Commerce Trust & Savings Association; Stuart L. Bartruff, executive vice president and secretary of First Commerce; James Stuart III, Chairman and CEO of First Commerce Investors, Inc. and Mark Hansen, executive vice president of First Commerce, entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed, among other things:

  . not to sell or transfer any shares of First Commerce common stock held by them except (a) pursuant to the merger, (b) in connection with the exercise of stock options or (c) with Wells Fargo's prior written consent;

  . to vote in favor of the merger all shares of First Commerce common stock owned by them at the record date for any meeting of shareholders of First Commerce called to consider and vote on the merger;

  . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of First Commerce with any person other than Wells Fargo; and

  . not to vote in favor of any business combination, merger or consolidation of First Commerce with any person other than Wells Fargo.

  At the record date for the special meeting, the individuals signing the support agreements beneficially owned a total of 1,564,886 shares of First Commerce class A common stock and 5,982,421 shares of First Commerce class B common stock, respectively. These shares represent approximately 60.9% of the shares of First Commerce class A common stock and approximately 55.5% of the shares of First Commerce class B common stock entitled to vote at the special meeting.

Resale Of Wells Fargo Common Stock Issued In The Merger

  The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to First Commerce shareholders who are considered to be "affiliates" of First Commerce or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

  Affiliates of First Commerce may not sell the shares of Wells Fargo common stock received in the merger except:

  .  pursuant to an effective registration statement under the Securities
     Act;

  . in compliance with an exemption from the registration requirements of the Securities Act; or

  .  in compliance with Rule 145 under the Securities Act.

Generally, those rules permit resales of stock received by First Commerce affiliates during the year following the completion of the merger so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions, and freely thereafter.

  First Commerce has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of First Commerce that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This document does not cover any resales of Wells Fargo common stock received by affiliates of First Commerce.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to First Commerce's obligation to complete the merger.

Accounting Treatment

  Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of First Commerce. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of First Commerce's operations after the merger.

  The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement. A copy of the merger agreement is attached to this document as Appendix A and is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. First Commerce shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan Of Merger

  The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into First Commerce, with First Commerce as the surviving corporation. (paragraph 1(a))

 Exchange Of Wells Fargo Shares For First Commerce Shares

  Under the merger agreement, each share of First Commerce common stock outstanding immediately before the merger is to be converted into the right to receive the number of shares of Wells Fargo common stock determined by dividing $35.95 by the Wells Fargo Measurement Price, which is the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the measurement period of 20 trading days ending on June 8, 2000, the day immediately preceding the special meeting. (paragraph 1(a))

  Since the price of Wells Fargo common stock will fluctuate, First Commerce cannot assure you as to what the price of Wells Fargo common stock will be during the measurement period used to determine the Wells Fargo Measurement Price and, therefore, First Commerce cannot assure you as to the number of shares of Wells Fargo common stock you will receive in the merger, although that number will in all events have a value equivalent to $35.95 based on the Wells Fargo Measurement Price, less any cash you receive in lieu of a fractional share of Wells Fargo common stock. As an example, however, assume the special meeting had taken place on April 15, 2000. The average closing price of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the measurement period of 20 trading days ending on April 14, 2000, the day immediately preceding this hypothetical special meeting, was $40.708. In this example, you would receive 0.883119 shares of Wells Fargo common stock for each share of First Commerce common stock you own on the record date.

 No Adjustments For Price Fluctuations

  No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of First Commerce common stock to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

 Adjustments For Changes In Capitalization

  If, before the merger is completed, the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

 Cash In Lieu Of Fractional Shares

  If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the second day immediately preceding the effective date of the merger. (paragraph 1(c))

 Treasury Shares

  Shares of First Commerce common stock held by First Commerce or Wells Fargo, other than shares held in a fiduciary capacity for third parties, such as shares held in trust accounts, managed accounts and the like, and any shares held by First Commerce or Wells Fargo or any of their subsidiaries in respect of debts previously contracted, will be canceled and will not be converted into the right to receive Wells Fargo common shares.

 Effective Date And Time Of The Merger

  The effective date of the merger will be the day on which a certificate of merger is filed with and accepted by the Nebraska Secretary of State. The merger agreement provides that a certificate of merger will be filed within five business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and First Commerce may agree. See "Conditions To The Merger." The effective time of the merger will be 11:59 p.m., Lincoln, Nebraska time, on the effective date of the merger. (paragraph 1(e))

 Revised Merger Structure

  Subject to the conditions described below, Wells Fargo has the right under the merger agreement to revise the structure of the proposed transaction so that:

  .  First Commerce is merged into a subsidiary of Wells Fargo; or

  .  First Commerce is merged directly into Wells Fargo.

  Wells Fargo may revise the structure of the transaction only if the revised structure does not:

  . change the amount or kind of consideration to be received by First Commerce in the merger;

  . adversely affect the tax treatment of the merger to First Commerce shareholders; and

  .  impede or delay the completion of the merger.

  Assuming these conditions are met, Wells Fargo may revise the structure of the transaction without notice to you.

Representations And Warranties

  The merger agreement contains various representations and warranties by Wells Fargo and First Commerce concerning, among other things (paragraphs 2 and 3):

  .  corporate organization, standing and authority;

  .  subsidiaries;

  .  capitalization;

  .  corporate authority and action;

  . compliance of the merger agreement with, and the need for consent or approval under applicable law and contracts and organizational documents;

  .  governmental and third party consents and approvals;

  .  good title to properties and effectiveness of leases;

  . financial statements and filings with the SEC and other governmental agencies;

  . the filing of tax returns, the payment of taxes and the absence of certain tax proceedings;

  .  absence of material changes in business since December 31, 1998;

  .  contracts and commitments;

  .  absence of undisclosed litigation;

  .  insurance;

  .  compliance with laws;

  .  labor matters;

  . material interests of certain persons in material contracts of First Commerce or its subsidiaries;

  .  employee benefit plans;

  .  information provided for inclusion in this document;

  .  absence of any obligation to register securities;

  .  absence of undisclosed broker's fees;

  .  proper administration of fiduciary accounts;

  .  absence of default on material agreements;

  .  absence of undisclosed environmental liabilities;

  .  compliance with Year 2000 requirements;

  . sufficiency of the vote of two-thirds of the outstanding shares of First Commerce class A common stock and class B common stock, voting as separate classes, to approve the merger agreement and the merger; and

  .  First Commerce common stock owned by First Commerce subsidiaries.

Certain Covenants

  The merger agreement has a number of covenants and agreements that govern the actions of First Commerce and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Conduct Of Business

  First Commerce

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, First Commerce and each First Commerce subsidiary will:

  .  maintain its corporate existence in good standing;

  .  maintain the general character of its business;

  .  conduct its business in the ordinary and usual manner;

  . extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $1,000,000;

  . maintain proper business and accounting records in accordance with generally accepted principles;

  . maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

  . maintain in all material respects insurance coverage or its commercial equivalent;

  . use its commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

  . use its commercially reasonable efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

  . comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Commerce and each First Commerce subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect with respect to First Commerce; and

  . permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. (paragraph 4(a))

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, First Commerce and each First Commerce subsidiary will not:

  . amend or otherwise change its articles of incorporation or association or bylaws;

  . issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities;

  .  authorize or incur any long-term debt (other than deposit liabilities);

  . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

  . subject to specified exceptions, enter into any material agreement, contract or commitment that:

    .  is in excess of $300,000, or

    . is related to data processing, ATMs or related technology and is in excess of $100,000;

  . make any investments except U.S. Treasury and federal agency securities made by First Commerce's bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

  . amend or terminate any employee benefit plan except as required by law or by the merger agreement;

  . make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement, or as amended to comply with applicable law;

  . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a First Commerce subsidiary's board of directors in accordance with applicable law and regulation, provided that:

    . First Commerce's board of directors may declare and pay cash dividends out of the net earnings of First Commerce between the date of the merger agreement and the effective date of the merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $0.40 per share, and

    . First Commerce shareholders will be entitled to have a cash dividend declared on First Commerce common stock or on Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

  . redeem, purchase or otherwise acquire any capital stock of First Commerce or its subsidiary banks;

  . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements or practices;

  . sell or otherwise dispose of any shares of capital stock of any First Commerce subsidiary; or

  . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraph 4(b))

  Wells Fargo

  Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (paragraph 5(a))

 Competing Transactions

  Neither First Commerce or any First Commerce subsidiary nor any director, officer, representative or agent of First Commerce or any First Commerce subsidiary may, directly or indirectly, solicit, authorize the solicitation of or except to the extent that (1) First Commerce is not otherwise in violation of the provision of the merger agreement dealing with competing transactions, and (2) First Commerce's board of directors concludes in good faith, after taking into account the written advice of its outside counsel that to fail to do so would violate its fiduciary obligations under applicable law, enter into any discussions with any entity or group, other than Wells Fargo, concerning any offer or possible offer to:

  . purchase its common stock, any security convertible into its common stock, or any other equity security of First Commerce or any of its subsidiaries;

  . make a tender or exchange offer for any shares of its common stock or other equity security of First Commerce or any of its subsidiaries;

  . purchase, lease or otherwise acquire the assets of First Commerce or any of its subsidiaries except in the ordinary course of business; or

  . merge, consolidate or otherwise combine with First Commerce or any of its subsidiaries.

First Commerce and each of its subsidiaries, as applicable, have also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Other Covenants

  The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this document, access to information, and the listing by Wells Fargo on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, First Commerce has agreed to:

  . establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of First Commerce's business after the merger, with certain exceptions;

  .  terminate its Dividend Reinvestment Plan and Employee Stock Purchase
     Plan; and

  . use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of First Commerce who may reasonably be deemed an "affiliate" of First Commerce within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B)

See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

  Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as:

  . the continued accuracy of the other party's representations and warranties,

  . the performance by the other party of its obligations under the merger agreement,

  . the receipt of shareholder and regulatory approval, and the absence of any order restraining or enjoining the merger; and

  . subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on the other party.

  Various additional conditions must be met before First Commerce is obligated to complete the merger, including:

  . the listing of the Wells Fargo shares to be delivered to the First Commerce shareholders on the New York Stock Exchange or the Chicago Stock Exchange;

  . the receipt by Wells Fargo of all securities law or blue sky authorizations necessary to carry out the merger; and

  . the receipt by First Commerce of a favorable tax opinion. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

  In addition, various conditions must be met before Wells Fargo is obligated to complete the merger, including:

  . the receipt by First Commerce and each First Commerce subsidiary (other than any First Commerce subsidiary that is not actively engaged in an aviation, banking, insurance, mortgage, finance company, leasing or international banking business) of any and all consents or waivers from third parties to loan agreements, leases or other contracts required for the consummation of the merger, and the receipt by First Commerce and each First Commerce subsidiary of any and all permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the merger;

  . the total number of shares of First Commerce common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute First Commerce common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 13,344,286;

  . the absence of any material loss or interference with the business of First Commerce or its subsidiaries taken as a whole from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance;

  .  the absence of environmental liabilities;

  . the absence of Year 2000 problems in First Commerce's data processing, operating or platform systems; and

  .  the resignation of each member of First Commerce's board of directors.

  Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

 Termination by Mutual Consent

  Wells Fargo and First Commerce can agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

 Termination by Either Wells Fargo or First Commerce

  Either Wells Fargo or First Commerce can terminate the merger agreement without the consent of the other if any of the following occurs:

  . The merger has not been completed by October 31, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

Effect Of Termination

  Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver And Amendment

  Either Wells Fargo or First Commerce may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

  Wells Fargo and First Commerce can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after First Commerce shareholders approve the merger if the amendment would change in a manner adverse to First Commerce shareholders the consideration to be received by First Commerce shareholders in the merger. (paragraph 17)

Expenses

  Wells Fargo and First Commerce will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At March 31, 2000, Wells Fargo had consolidated total assets of $222.3 billion, consolidated total deposits of $141.5 billion and stockholders' equity of $23.6 billion. Based on assets at March 31, 2000, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

  Wells Fargo is a legal entity separate and distinct from its banking and non-banking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

  Wells Fargo's principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. First Commerce shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  Effective March 13, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Information On Wells Fargo's Web Site

  Information on the internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

                             FIRST SECURITY MERGER

  The following information describes the pending merger transaction between Wells Fargo & Company and First Security Corporation. Wells Fargo will acquire First Security as a result of the transaction. The description is not complete and is qualified in its entirety by reference to the more detailed information contained in Wells Fargo's Current Report on Form 8-K, dated as of April 9, 2000 and filed on April 12, 2000, and to the First Security merger agreement and stock option agreement filed as exhibits to Wells Fargo's Schedule 13D, dated as of and filed April 19, 2000. The Form 8-K and the First Security merger agreement and stock option agreement are incorporated herein by reference.

The First Security Merger Transaction

  On April 9, 2000, Wells Fargo and First Security entered into a merger agreement that provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Security, with First Security surviving as a wholly-owned subsidiary of Wells Fargo. If the First Security merger is completed, each outstanding share of First Security common stock will be converted into 0.355 of a share of Wells Fargo common stock. Wells Fargo expects to issue approximately 71.6 million shares of its common stock in the First Security merger, representing approximately 4.4% of Wells Fargo common stock outstanding as of March 31, 2000. First Security has granted to Wells Fargo an option exercisable, in whole or in part, upon the occurrence of specified conditions, to purchase up to 19.9% of the outstanding shares of First Security common stock.

  The First Security merger is subject to a number of conditions, including approvals by First Security stockholders and regulatory agencies. No vote of Wells Fargo stockholders is required to complete the First Security merger. Wells Fargo expects to complete the First Security merger in the third quarter of 2000, after the Wells Fargo/First Commerce merger closes. Wells Fargo cannot guarantee when or if the merger with First Security will be completed.

About First Security Corporation

  First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. First Security is headquartered in Salt Lake City, Utah. Through its subsidiaries, First Security operated 330 banking stores in the states of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of March 31, 2000. At that date, First Security had assets of $23.3 billion, deposits of $13.6 billion and stockholders' equity of $1.8 billion. Spencer F. Eccles, chairman and chief executive officer of First Security, is expected to be elected as a director of Wells Fargo upon completion of the First Security merger.

  You may find more information about First Security from its reports filed with the SEC under SEC file number 001-06906.

                   REGULATION AND SUPERVISION OF WELLS FARGO

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

  Wells Fargo, its banking subsidiaries and many of its non-banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

  Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

Regulatory Agencies

 Bank Holding Company

  Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As of March 13, 2000, Wells Fargo became a financial holding company under the Bank Holding Company Act.

 Subsidiary Banks

  Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation. Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

 Nonbank Subsidiaries

  Many of Wells Fargo's non-bank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other non-bank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

 "Financial in Nature" Requirement

  As a bank holding company that has elected also to become a financial holding company, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has previously determined to be closely related to banking. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities determined by the Federal Reserve Board to be closely related to banking.

  No Federal Reserve Board approval is required for Wells Fargo to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

  If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

 Interstate Banking

  Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted to opt out of the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state.

 Regulatory Approval

  In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

  Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

  Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

 Transfer of Funds from Banking Subsidiaries

  Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its non-banking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

 Source of Strength Doctrine

  Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

  Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

 Depositor Preference

  The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

 Liability of Commonly Controlled Institutions

  All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

 General

  Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

 Core ("Tier 1") Capital
 -----------------------
                           Supplementary ("Tier 2")
 . common equity           Capital
                           ------------------------
 . retained earnings                                   Market Risk ("Tier 3")
                              among other items:               Capital
 . qualifying                                          ----------------------
   noncumulative            . perpetual preferred
   perpetual preferred        stock not meeting the    . qualifying unsecured
   stock                      Tier 1 definition          subordinated debt

 . a limited amount of      . qualifying mandatory
   qualifying cumulative      convertible securities
   perpetual preferred
   stock at the holding     . qualifying
   company level              subordinated debt

 . minority interests in    . allowances for loan
   equity accounts of         and lease losses,
   consolidated               subject to
   subsidiaries               limitations

 . less goodwill and most
   intangible assets

  Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At March 31, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.6% and 10.4% of its respective total risk-weighted assets.

  Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least one to two percentage points if the holding company does not meet these requirements. Wells Fargo's leverage ratio at March 31, 2000 was 6.5%.

  The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

  Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

  Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

 Federal Deposit Insurance Corporation Improvement Act of 1991

  The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

  As of March 31, 2000, Wells Fargo believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's or the FDIC's prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Deposit Insurance Assessments

  Through the Bank Insurance Fund, the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

  The BIF assessment rate currently ranges from zero to $0.27 per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the second quarter of 2000 at approximately $0.21 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

Fiscal and Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are:

  . conducting open market operations in United States government securities;

  .  changing the discount rates of borrowings of depository institutions;

  . imposing or changing reserve requirements against depository institutions' deposits; and

  . imposing or changing reserve requirements against certain borrowing by banks and their affiliates.

  These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Future Legislation

  Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

                        INFORMATION ABOUT FIRST COMMERCE

  First Commerce is a bank holding company having its principal office in Lincoln, Nebraska. It was incorporated under the laws of the State of Nebraska on May 2, 1985. First Commerce's primary business is the ownership and management of eight commercial banking subsidiaries, a mortgage company and an asset management company. The primary business of First Commerce's bank subsidiaries consists of accepting demand and time deposits and extending personal, agricultural, commercial, installment and mortgage loans. In addition, First Commerce operates, directly and indirectly, several non-bank subsidiaries that provide data processing services, service mortgages, issue credit cards, underwrite credit insurance, provide investment advisory services, advise mutual funds, originate and sell residential real estate loans, and own various properties. First Commerce maintains full service banking offices in Alliance, Bridgeport, Grand Island, Hastings, Kearney, Lincoln, McCook, North Platte, Valentine and West Point in Nebraska, and in Colorado Springs, Colorado. In addition, First Commerce operates loan/deposit production offices in Cairo, Holdredge, Hyannis, Mullen, Snyder, and Wood River, Nebraska; Burlington, Colorado; and Goodland, Kansas.

  At March 31, 2000, First Commerce had total assets of $2.62 billion and total shareholders' equity of $266 million. Net income totaled $11.1 million for the quarter ending March 31, 2000.

  First Commerce's executive offices are located at 1248 O Street, Lincoln, Nebraska 68508-1424, and its telephone number is (402) 434-4110.

 Management and Additional Information

  First Commerce's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information relating to executive compensation; various benefit plans, including stock option plans; voting securities and their principal holders; various relationships; related transactions and other related matters pertaining to First Commerce. First Commerce incorporates this Annual Report on Form 10-K in this document by reference. If you would like copies of this document, you may contact First Commerce at the address or telephone number indicated under "Where You Can Find More Information."

 Information on First Commerce's Web Site

  Information on the internet web site of First Commerce or any subsidiary of First Commerce is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

                           WELLS FARGO CAPITAL STOCK

  As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

  The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

  A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document are attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.

Wells Fargo Common Stock

  Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1 2/3 per share. At March 31, 2000, there were 1,628,680,001 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

  Voting and Other Rights. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.
However:

  . Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

  . Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

  . With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Shareholder/Stockholder Rights--Shareholder/Stockholder Vote Required for Mergers" for a description of the exceptions to this rule.

  Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

  Assets Upon Dissolution. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

  Distributions. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a more detailed description.

  Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

  Preferred Share Purchase Rights. Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

Wells Fargo Preferred Stock

  Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At March 31, 2000, there were 5,698,417 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

  The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

  The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

  The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.

Wells Fargo Rights Plan

  On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

  Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

  The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

  The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

  The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

  . upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

  . upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock or of subscription rights or warrants (other than those referred to above).

  The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.

  Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

  In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

  With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued, other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts; and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

  The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

  . 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

  .  10%.

  However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

  The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

  The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.

                  COMPARISON OF SHAREHOLDER/STOCKHOLDER RIGHTS

  The rights of First Commerce shareholders are currently governed by the Nebraska Business Corporation Act, or NBCA, First Commerce's articles of incorporation and First Commerce's bylaws. The rights of Wells Fargo stockholders are currently governed by the Delaware General Corporation Law, or DGCL, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of First Commerce shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of First Commerce shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the NBCA, the DGCL, First Commerce's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

Authorized Capital Stock

           First Commerce                              Wells Fargo

 .  10,000,000 shares of class A common stock   .  4,000,000,000 shares of common
                                                  stock
 .  40,000,000 shares of class B common stock
                                               .  20,000,000 shares of preferred
                                                  stock

                                               .  4,000,000 shares of preference
                                                  stock

Size of Board of Directors

           First Commerce                              Wells Fargo

The NBCA provides that the board of       The DGCL provides that the board of
directors of a Nebraska corporation       directors of a Delaware corporation
shall consist of one or more              shall consist of one or more
directors as fixed by the                 directors as fixed by the
corporation's articles of                 corporation's certificate of
incorporation or bylaws. Under First      incorporation or bylaws. Under Wells
Commerce's articles of                    Fargo's restated certificate of
incorporation, the specific number        incorporation, the number of
of directors shall be as provided         directors shall be as specified in
for in the bylaws. First Commerce's       the bylaws but in no event less than
bylaws provide that the size of the       three. Wells Fargo's bylaws provide
board of directors shall be fixed at      for a board of directors consisting
ten members. Each director will hold      of not less than ten nor more than
office until his successor shall          28 persons, each serving a term of
have become elected and qualified.        one year or until his or her earlier
                                          death, resignation or removal. The
                                          number of directors of Wells Fargo
                                          is currently fixed at 18.

Cumulative Voting

  Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

           First Commerce                              Wells Fargo

The NBCA provides for cumulative          Under the DGCL, stockholders do not
voting in the election of directors.      have the right to cumulate their
First Commerce's bylaws provide for       votes in the election of directors
cumulative voting in the election of      unless such right is granted in the
directors.                                certificate of incorporation. Wells
                                          Fargo's restated certificate of
                                          incorporation does not provide for
                                          cumulative voting.

Classes of Directors

           First Commerce                              Wells Fargo

The NBCA permits the articles of          The DGCL permits classification of a
incorporation of a Nebraska               Delaware corporation's board of
corporation to provide for the            directors, and for staggered terms.
classification of the board of
directors, and for staggered terms.       Wells Fargo's board of directors is
                                          not classified. The entire board is
First Commerce's board of directors       elected each year.
is classified. Approximately one-
third of the board of directors is
elected each year for a term of
three years.


Qualifications of Directors

           First Commerce                              Wells Fargo


Under the NBCA, a director need not       Under the DGCL, a director need not
be a resident of the state of             be a resident of the state of
Nebraska unless the certificate of        Delaware unless the certificate of
incorporation or bylaws so                incorporation or bylaws so
prescribe. Otherwise, qualifications      prescribe. Otherwise, qualifications
for directors may be set forth in         for directors may be set forth in
the articles of incorporation or          the certificate of incorporation or
bylaws. First Commerce's articles of      bylaws. Wells Fargo's restated
incorporation and bylaws specify          certificate of incorporation
that directors need not be                requires directors to be
shareholders of First Commerce or         stockholders of Wells Fargo.
residents of the state of Nebraska.

Filling Vacancies on the Board

           First Commerce                              Wells Fargo

The NBCA provides that, unless the        The DGCL provides that, unless the
articles of incorporation provide         governing documents of a corporation
otherwise, vacancies and newly            provide otherwise, vacancies and
created directorships resulting from      newly created directorships
an increase in the authorized number      resulting from a resignation or an
of directors may be filled by the         increase in the authorized number of
shareholders, by the board of             directors elected by all of the
directors, or by a majority of the        stockholders having the right to
directors then in office if the           vote as a single class may be filled
remaining directors constitute less       by a majority of the directors then
than a quorum.                            in office.

First Commerce's bylaws provide that      Vacancies on Wells Fargo's board of
vacancies on the board of directors       directors may be filled by majority
may be filled by a majority of the        vote of the remaining directors or,
directors then in office even though      in the event a vacancy is not so
less than a quorum; provided,             filled or if no director remains, by
however, that vacancies occurring as      the stockholders.
the result of an increase in the
number of directors shall be filled
by an election at an annual or
special meeting of the shareholders.

Removal of Directors

           First Commerce                              Wells Fargo


The NBCA provides the removal of          The DGCL provides that a director or
directors by shareholders, with the       the entire board of directors may be
following conditions:                     removed, with or without cause, by
                                          the holders of a majority of the
 . shareholders may remove directors       shares then entitled to vote at an
  with or without cause unless the        election of directors. However, in
  articles of incorporation provide       the case of a corporation whose
  that the director may only be           board is classified, the directors
  removed for cause;                      may be removed only for cause unless
                                          the certificate of incorporation
 . a director elected by a voting          provides otherwise. Wells Fargo's
  group of shareholders may only be       board is not classified, so
  removed by that voting group;           directors may be removed with or
                                          without cause by the holders of a
 . if cumulative voting is                 majority of the shares then entitled
  authorized, a director may not be       to vote at an election of directors.
  removed if the number of votes
  sufficient to elect the director
  under cumulative voting is voted
  against his or her removal; if
  cumulative voting is not
  authorized, a director may be
  removed only if the number of
  votes in favor of removal exceeds
  those against; and

 . a director may be removed by the
  shareholders only at a meeting
  called for that purpose, and this
  purpose must be stated in the
  meeting notice.

Since the NBCA and First Commerce's
bylaws provide for cumulative
voting, a director may not be
removed if the number of votes
sufficient to elect the director
under cumulative voting is voted
against his or her removal.

Nomination of Directors for Election

           First Commerce                              Wells Fargo

Neither First Commerce's articles of      Under Wells Fargo's bylaws,
incorporation nor its bylaws make         nominations for Wells Fargo's board
express provision as to the               may be made by the board or by any
nomination of directors.                  stockholder who complies with the
                                          notice procedures described in Wells
                                          Fargo's bylaws. These procedures
                                          require the notice to be received by
                                          Wells Fargo not less than 30 nor
                                          more than 60 days prior to the
                                          meeting. However, if less than 40
                                          days' prior public disclosure of the
                                          date of the meeting is given to
                                          stockholders, then the notice must
                                          be received no later than 10 days
                                          after the first public announcement
                                          of the meeting date.

Anti-Takeover Provisions

           First Commerce                              Wells Fargo

Section 21-2451 of the Nebraska           The DGCL contains a business
Revised Statutes provides that a          combination statute that protects
person who acquires shares of             domestic corporations from hostile
certain Nebraska publicly traded          takeovers, and from actions
corporations, including First             following such a takeover, by
Commerce, in a "control share             prohibiting some transactions once
acquisition" will have voting rights      an acquiror has gained a significant
as a shareholder on matters other         holding in the corporation.
than the election of directors only
if a majority of disinterested            Section 203 of the DGCL prohibits
shareholders and, if applicable, the      "business combinations," including
majority of each class of                 mergers, sales and leases of assets,
shareholders, vote to approve such        issuances of securities and similar
voting rights. "Control share             transactions by a corporation or a
acquisition" is defined as an             subsidiary with an "interested
acquisition of voting stock that          stockholder" who beneficially owns
would give the acquiring person           15% or more of a corporation's
power to exercise or direct the           voting stock, within three years
exercise, when combined with all          after the person or entity becomes
other voting shares owned by such         an interested stockholder, unless:
person, of voting power over a new
range of ownership within any of the      . the transaction that will cause
following parameters:                       the person to become an interested
                                            stockholder is approved by the
 . at least 20% but less than 33 1/3%,       board of directors of the target
                                            prior to the transaction;
 . at least 33 1/3% but less than or
  equal to 50%, or                        . after the completion of the
                                            transaction in which the person
 . greater than 50%.                         becomes an interested stockholder,
                                            the interested stockholder holds
An acquisition, such as the proposed        at least 85% of the voting stock
merger, is not a control share              of the corporation not including
acquisition if it is consummated,           (a) shares held by officers and
among other ways, pursuant to a             directors of interested
merger or plan of share exchange            stockholders and (b) shares held
effected in compliance with the             by specified employee benefit
statutory merger provisions of              plans; or
Nebraska law, including satisfaction
of board and shareholder approval         . after the person becomes an
requirements.                               interested stockholder, the
                                            business combination is approved
In addition, Section 21-2452                by the board of directors and
restricts certain business                  holders of at least 66 2/3% of the
combinations with an interested             outstanding voting stock,
shareholder, which is defined to            excluding shares held by the
include a person who owns in excess         interested stockholder.
of 10% of the voting shares of the
corporation, with the exception of        A Delaware corporation may elect not
persons who owned in excess of 10%        to be governed by Section 203 by a
of the voting shares prior to April       provision contained in its original
9, 1988 and who have not since            certificate of incorporation or an
increased their proportionate voting      amendment thereto or to the bylaws,
power. Section 21-2452 prohibits          which amendment must be approved by
certain "business combinations"           a majority of the shares entitled to
between a publicly held Nebraska          vote and may not be further amended
corporation and any interested            by the board of directors. Such an
shareholder for a period of five          amendment is not effective until 12
years after the interested                months following its adoption. Wells
shareholder's acquisition, unless         Fargo has not made such an election.
the board of directors of the
corporation approves the transaction
prior to the date the interested
shareholder first became an
interested shareholder. "Business
combination" is defined broadly to
include mergers, consolidations,
sales or other disposition of assets
having an aggregate value in excess
of 10% of the consolidated assets of
the corporation or the aggregate
market value of the outstanding
stock of the corporation, and
certain
transactions that would increase an
interested shareholder's
proportionate share ownership in the
corporation.

Since the proposed transaction is a
merger, the transaction will not be
a control share acquisition and,
since Wells Fargo is not an
"interested stockholder" with regard
to First Commerce, Section 21-2452
would not apply to the merger.

First Commerce's articles of
incorporation also include a
provision that requires any person
or group that acquires beneficial
ownership of 10% or more of the
class A common stock outstanding
that does not own an equal or
greater percentage of the class B
common stock outstanding to make a
tender offer for a number of shares
of class B common stock sufficient
to equalize the percentage of each
class owned. The tender offer is
subject to fair price provisions
that require the offer price to be
the greater of:

 . the highest price per share paid
  by the significant shareholder for
  any First Commerce class A common
  stock in the six-month period
  ending on the day that the person
  or group became a significant
  shareholder;

 . the greater of the bid price of
  First Commerce class A or class B
  common stock on the date the
  person or group became a
  significant shareholder; or

 . the greater of the bid price of
  First Commerce class A or class B
  common stock on the day before the
  tender offer.

Further, under First Commerce's
articles of incorporation, holders
of class B common stock are entitled
to the same consideration as holders
of class A common stock in the event
of a merger or consolidation of the
company, provided, however, that in
a share exchange, holders of class B
common stock may be issued non-
voting shares while the holders of
class A common stock are issued
voting shares.

Shareholder/Stockholder Rights Plan

           First Commerce                              Wells Fargo


First Commerce has not implemented a      Wells Fargo has implemented a
shareholder rights plan.                  stockholder rights plan, under which
                                          a group of persons becomes an
                                          acquiring person upon a public
                                          announcement that
                                          they have acquired or intend to
                                          acquire 15% of Wells Fargo's voting
                                          stock. This threshold can be reduced
                                          by amendment. Each share of Wells
                                          Fargo common stock issued in the
                                          merger will be issued with an
                                          attached right. See "Wells Fargo
                                          Capital Stock--Wells Fargo Rights
                                          Plan."

Shareholder/Stockholder Action Without a Meeting

                                                       Wells Fargo
           First Commerce


                                          In accordance with Section 228 of
Under the NBCA, action may only be        the DGCL, Wells Fargo's bylaws
taken by the shareholders of First        provide that any action required or
Commerce without a meeting if such        permitted to be taken at a
action is taken by all of the             stockholders' meeting may be taken
shareholders entitled to vote on the      without a meeting pursuant to the
action. Similarly, the First              written consent of the holders of
Commerce bylaws provide that              the number of shares that would have
shareholders may act on matters by        been required to effect the action
written consent, in lieu of voting        at an actual meeting of the
on such matter at an annual or            stockholders, and provide certain
special meeting of shareholders,          procedures to be followed in such
only if such written consent is           cases.
unanimous.

Calling Special Meetings of Shareholders/Stockholders

           First Commerce                              Wells Fargo


The NBCA requires a corporation to        Under the DGCL, a special meeting of
hold a special meeting of its             stockholders may be called by the
shareholders on the call of its           board of directors or by any other
board of directors or the persons         person authorized to do so in the
authorized to do so in its articles       certificate of incorporation or the
of incorporation or bylaws, or upon       bylaws. Wells Fargo's bylaws provide
the written demand of holders of at       that a special meeting of
least 10% of the votes entitled to        stockholders may be called only by
be cast on any issue proposed to be       the chairman of the board, a vice
considered at any special meeting.        chairman, the president or a
First Commerce's bylaws provide that      majority of Wells Fargo's board of
a special meeting of the                  directors. Holders of Wells Fargo
shareholders may be called by the         common stock do not have the ability
president or by the board of              to call a special meeting of
directors, and shall be called by         stockholders.
the president at the request of
holders of 25% of all outstanding
shares entitled to vote at the
meeting.

Submission of Shareholder/Stockholder Proposals

           First Commerce                              Wells Fargo


Neither First Commerce's articles of      The Wells Fargo bylaws provide that
incorporation nor its bylaws make         in order for a stockholder to bring
express provision as to submission        business before the annual meeting,
by First Commerce shareholders of         the stockholder must give timely
proposals.                                notice of the proposal to Wells
                                          Fargo. To be timely, the notice must
                                          be received not later than the 90th
                                          day nor earlier than the 120th day
                                          prior to the first anniversary of
                                          the preceding year's annual meeting.
                                          However, if the annual meeting is
                                          more than 30 days before or more
                                          than 60 days after the anniversary
                                          of the prior year's annual meeting,
                                          to be timely the notice must be
                                          delivered no earlier than 120 days
                                          prior to the annual meeting and no
                                          later than the later of 90 days
                                          prior to the annual meeting or 10
                                          days after the first public
                                          announcement of the meeting date.

Notice of Shareholder/Stockholder Meetings

           First Commerce                              Wells Fargo

The NBCA requires notice of               The DGCL requires notice of
shareholders' meetings to be sent to      stockholders' meetings to be sent to
all shareholders of record entitled       all stockholders of record entitled
to vote thereon not less than 10 nor      to vote thereon not less than 10 nor
more than 60 days prior to the date       more than 60 days prior to the date
of the meeting. First Commerce's          of the meeting. Wells Fargo's bylaws
bylaws provide that written notice        provide for written notice to
of annual or special meetings be          stockholders of record at least 10
given not less than 10 nor more than      days prior to an annual or special
50 days prior to the date of the          meeting.
meeting.

Shareholder/Stockholder Vote Required for Mergers

           First Commerce                              Wells Fargo

Under the NBCA, unless a greater          Under the DGCL, a merger,
vote of shareholders is required by       consolidation or sale of all or
a corporation's articles of               substantially all of a corporation's
incorporation, or unless the board        assets must be approved by the board
of directors conditions its approval      of directors and by a majority of
of a merger or share exchange on          the outstanding stock of the
attaining a higher vote, a plan of        corporation entitled to vote
merger or share exchange requires         thereon. However, under DGCL 251(f),
the affirmative vote of two-thirds        no vote of stockholders of a
of each voting group entitled to          constituent corporation surviving a
vote separately on the plan.              merger is required, unless the
Separate voting by voting groups is       corporation provides otherwise in
required on a plan of merger if the       its certificate of incorporation,
plan contains a provision that, if        if:
contained in a proposed amendment to
the articles of incorporation, would      . the merger agreement does not
entitle the shareholders to vote as         amend the certificate of
a separate class. See                       incorporation of the surviving
"--Shareholder/Stockholder Class            corporation;
Voting Rights."
                                          . each share of stock of the
However, under the NBCA, no                 surviving corporation outstanding
shareholder vote is required if:            before the merger is an identical
                                            outstanding or treasury share
 . the articles of incorporation of          after the merger; and
  the surviving corporation will not
  differ from its articles of             . either no shares of common stock
  incorporation before the merger in        of the surviving corporation are
  any way that would have required a        to be issued or delivered pursuant
  shareholder vote under the NBCA;          to the merger or, if such common
                                            stock will be issued or delivered,
 . each shareholder of the surviving         it will not increase the number of
  corporation will hold exactly the         shares of common stock outstanding
  same number of identical shares as        immediately prior to the merger by
  they did before the merger;               more than 20%.

 . the number of voting shares of the
  surviving corporation outstanding
  immediately after the merger, plus
  the number of voting shares
  issuable as a result of the
  merger, will not exceed the total
  number of voting shares authorized
  by the corporation's articles of
  incorporation immediately prior to
  the merger; and

 . the number of shares of the
  surviving corporation that entitle
  their holders to participate
  without
 limitation in distributions that
 are outstanding immediately after
 the merger, plus the number of
 these shares issuable as a result
 of the merger, will not exceed the
 total number of these shares
 authorized by the corporation's
 articles of incorporation
 immediately prior to the merger.

In addition, First Commerce's
ability to engage in mergers may
also be restricted by certain
provisions of Nebraska law relating
to business combinations. See "--
Anti-Takeover Provisions" above.

Dividends

                                                       Wells Fargo
           First Commerce
                                          Delaware corporations may pay
Under the NBCA, a corporation may         dividends out of surplus or, if
make a distribution in cash or in         there is no surplus, out of net
property to its shareholders upon         profits for the fiscal year in which
the authorization of its board of         declared and for the preceding
directors unless, after giving            fiscal year. Section 170 of the DGCL
effect to such distribution:              also provides that dividends may not
                                          be paid out of net profits if, after
 . the corporation would be unable to      the payment of the dividend, capital
  pay its debts as they become due        is less than the capital represented
  in the usual course of business;        by the outstanding stock of all
  or                                      classes having a preference upon the
                                          distribution of assets. Wells Fargo
 . the corporation's total assets          is also subject to Federal Reserve
  would be less than all liabilities      Board policies regarding payment of
  plus the amount that would be           dividends, which generally limit
  needed, if the corporation were to      dividends to operating earnings. See
  be dissolved at the time of the         "Regulation and Supervision of Wells
  distribution, to satisfy the            Fargo." Wells Fargo's bylaws provide
  preferential rights of                  that the stockholders have the right
  shareholders whose rights are           to receive dividends if and when
  superior to those receiving the         declared by Wells Fargo's board.
  distribution.                           Dividends may be paid in cash,
                                          property or shares of capital stock.
First Commerce's articles of
incorporation permit distributions
from capital surplus so long as:

 . First Commerce is not insolvent
  and the distributions would not
  make it insolvent;

 . all cumulative dividends accrued
  on all preferred and special
  classes of shares entitled to
  preferential dividends have been
  paid; and

 . if the distributions would not
  reduce the remaining net assets of
  First Commerce below the aggregate
  preferential amount payable in
  voluntary liquidations to holders
  of shares having preferential
  rights to assets.

First Commerce's articles of
incorporation also provide that
holders of class A and class B
common stock are entitled to
participate equally in all
dividends, except that dividends of
common stock shall be payable in
shares of class B common stock to
class B shareholders and in shares
of class A common stock to class A
shareholders. First Commerce's
bylaws provide for the payment of
dividends upon the terms and
conditions provided
for by law and under First
Commerce's articles of
incorporation.

For a comparison of dividends
historically paid by each of First
Commerce and Wells Fargo, see "Price
Range of Common Stock and
Dividends."

Dissenters' Appraisal Rights

           First Commerce                             Wells Fargo


Under the NBCA, a shareholder of a       Section 262 of the DGCL provides
Nebraska corporation may exercise        stockholders of a corporation
dissenters' rights in connection         involved in a merger the right to
with any of the following corporate      demand and receive payment of the
actions:                                 fair value of their stock in certain
                                         mergers. However, appraisal rights
 . a plan of merger that either           are not available to holders of
  provides for a shareholder vote or     shares:
  is the merger of a 90% owned
  subsidiary into its parent;            . listed on a national securities
                                           exchange;
 . a plan of exchange involving the
  acquisition of the corporation's       . designated as a national market
  shares providing for a shareholder       system security on an interdealer
  vote;                                    quotation system operated by the
                                           National Association of Securities
 . a sale or exchange of all, or            Dealers, Inc.; or
  substantially all, of the property
  of the corporation other than in       . held of record by more than 2,000
  the usual and regular course of          stockholders
  business, providing for a
  shareholder vote, except for a         unless holders of stock are required
  sale pursuant to court order or a      to accept in the merger anything
  sale for cash where the cash is        other than any combination of:
  distributed to shareholders within
  one year;                              . shares of stock or depository
                                           receipts of the surviving
 . an amendment of the articles of          corporation in the merger;
  incorporation that materially and
  adversely affects the rights of        . shares of stock or depository
  the dissenter's shares; and              receipts of another corporation
                                           that, at the effective date of the
 . any corporate action taken by            merger, will be:
  shareholder vote for which the
  articles of incorporation, bylaws       . listed on a national securities
  or resolution of the board of             exchange,
  directors provide for dissenters'
  rights.                                 . designated as a national market
                                            system security on an interdealer
However, the right to dissent and           quotation system operated by the
obtain payment does not apply to the        National Association of Securities
shareholders of a bank or the               Dealers, Inc., or
holding company of a bank.
Accordingly, First Commerce               . held of record by more than 2,000
shareholders do not have the right          holders; and
to dissent from the merger.
                                         . cash instead of fractional shares
                                           of the stock or depository
                                           receipts received.

                                         Dissenters' appraisal rights are not
                                         available to the Wells Fargo
                                         stockholders with respect to the
                                         merger because the DGCL does not
                                         require that Wells Fargo
                                         stockholders vote to approve the
                                         merger agreement. Moreover, Wells
                                         Fargo common stock is listed on the
                                         New York and Chicago Stock Exchange
                                         and currently held by more than
                                         2,000 stockholders. As a result,
                                         assuming that the other conditions
                                         described above are satisfied,
                                         holders of Wells Fargo common stock
                                         will not have appraisal rights in
                                         connection with consolidations and
                                         mergers involving Wells Fargo.

Shareholder/Stockholder Preemptive Rights

           First Commerce                              Wells Fargo

Under the NBCA, the shareholders of       The DGCL provides that no
a Nebraska corporation do not have        stockholder shall have any
preemptive rights unless the              preemptive rights to purchase
articles of incorporation so              additional securities of the
provide. First Commerce's articles        corporation unless the certificate
of incorporation expressly state          of incorporation expressly grants
that no preemptive rights exist with      these rights. Wells Fargo's restated
respect to shares of First Commerce       certificate of incorporation does
stock.                                    not provide for preemptive rights.

Shareholder/Stockholder Class Voting Rights

           First Commerce                              Wells Fargo

Separate voting by voting groups is       The DGCL requires voting by separate
required on a proposed amendment to       classes of shares only with respect
the articles of incorporation if the      to amendments to a corporation's
amendment would affect the rights of      certificate of incorporation that
the voting group as enumerated below      adversely affect the holders of
under "--Amendment of                     those classes or that increase or
Articles/Certificate of                   decrease the aggregate number of
Incorporation."                           authorized shares or the par value
                                          of the shares of any of those
A two-thirds vote of a class is           classes.
required with respect to amendments
to a corporation's articles of
incorporation that materially and
adversely affect the holders of that
class. In addition, under the NBCA,
the adoption or amendment of a bylaw
that adds, changes, or deletes a
greater quorum or voting requirement
for shareholders must meet the same
quorum requirement and be adopted by
the same class vote required to take
action under the quorum and voting
requirement then in effect or
proposed to be adopted, whichever is
greater.

Further, as described above under
"--Shareholder/Stockholder Vote
Required for Mergers," a plan of
merger or share exchange requires
the affirmative vote of two-thirds
of each voting group entitled to
vote separately on the plan.

Indemnification

           First Commerce                              Wells Fargo

The NBCA permits a corporation to         The DGCL provides that, subject to
indemnify directors so long as the        certain limitations in the case of
director:                                 "derivative" suits brought by a
                                          corporation's stockholders in its
 . acted in good faith;                    name, a corporation may indemnify
                                          any person who is made a party to
 . if acting in an official capacity,      any third-party suit or proceeding
  reasonably believed that his or         on account of being a director,
  her conduct was in the                  officer, employee or agent of the
  corporation's best interests;           corporation against expenses,
                                          including attorney's fees,
 . if acting in another capacity,          judgments, fines and amounts paid in
  reasonably believed that his or         settlement reasonably incurred by
  her conduct was not opposed to the      him or her in connection with the
  corporation's best interests; and       action, through, among other
                                          things, a majority vote of a quorum
 . if involved in a criminal               consisting of directors who were not
  proceeding, had no reason to            parties to the suit or proceeding,
  believe his or her conduct was          if the person:
  unlawful.
                                          . acted in good faith and in a
In addition, under First Commerce's         manner he or she reasonably
bylaws, in non-derivative suits             believed to be in or not opposed
indemnification is required of              to the best interests of the
directors and officers so long as           corporation or, in some
the director or officer:                    circumstances, at least not
                                            opposed to its best interests; and
 . acted in good faith;
                                          . in a criminal proceeding, had no
 . acted in a manner he reasonably           reasonable cause to believe his or
  believed to be in or not opposed          her conduct was unlawful.
  to the best interests of the
  corporation; and                        To the extent a director, officer,
                                          employee or agent is successful in
 . with respect to any criminal            the defense of such an action, suit
  action or proceeding, had no            or proceeding, the corporation is
  reason to believe his or her            required by the DGCL to indemnify
  conduct was unlawful.                   such person for reasonable expenses
                                          incurred thereby.
In derivative suits, indemnification
is required so long as the director       Wells Fargo's restated certificate
or officer acted in good faith and        of incorporation provides that Wells
in a manner he reasonably believed        Fargo must indemnify, to the fullest
to be in or not opposed to the best       extent authorized by the DGCL, each
interests of the corporation;             person who was or is made a party
provided, however, that no                to, is threatened to be made a party
indemnification is provided if the        to or is involved in any action,
person is adjudged to be liable for       suit or proceeding because he or she
negligence or misconduct in the           is or was a director or officer of
performance of his duty to First          Wells Fargo (or was serving at the
Commerce, unless the court deems          request of Wells Fargo as a
otherwise.                                director, trustee, officer,
                                          employee, or agent of another
Both the NBCA and First Commerce's        entity) while serving in such
bylaws require indemnification if         capacity against all expenses,
the director or officer is wholly         liabilities, or loss incurred by
successful on the merits of the           such person in connection therewith,
action or otherwise.                      provided that indemnification in
                                          connection with a proceeding brought
                                          by such person will be permitted
                                          only if the proceeding was
                                          authorized by Wells Fargo's board of
                                          directors.

                                          Wells Fargo's restated certificate
                                          of incorporation also provides that
                                          Wells Fargo must pay expenses
                                          incurred in defending the
                                          proceedings specified above in
                                          advance of their final disposition,
                                          provided that, if so required by the
                                          DGCL, such advance payments for
                                          expenses incurred by a director or
                                          officer may be made only if he or
                                          she undertakes to repay all amounts
                                          so advanced if it is ultimately
                                          determined that the person receiving
                                          such payments is not entitled to be
                                          indemnified. Wells Fargo's restated
                                          certificate of incorporation
                                          authorizes Wells Fargo to provide
                                          similar indemnification to employees
                                          or agents of Wells Fargo.

                                          Pursuant to Wells Fargo's restated
                                          certificate of incorporation, Wells
                                          Fargo may maintain insurance, at its
                                          expense, to protect itself and any
                                          directors, officers, employees or
                                          agents of Wells Fargo or another
                                          entity against any expense,
                                          liability or loss,
                                          regardless of whether Wells Fargo
                                          has the power or obligation to
                                          indemnify that person against such
                                          expense, liability or loss under the
                                          DGCL.

                                          The right to indemnification is not
                                          exclusive of any other right which
                                          any person may have or acquire under
                                          any statute, provision of Wells
                                          Fargo's restated certificate of
                                          incorporation or bylaws, agreement,
                                          vote of stockholders or
                                          disinterested directors or
                                          otherwise.

Limitations on Directors' Liability

           First Commerce                              Wells Fargo

The NBCA allows the articles of           Wells Fargo's restated certificate
incorporation to eliminate or limit       of incorporation provides that a
the liability of a director to a          director (including an officer who
corporation or its shareholders from      is also a director) of Wells Fargo
monetary damages for any action           shall not be liable personally to
taken as a director, except for:          Wells Fargo or its stockholders for
                                          monetary damages for breach of
 . liability for the amount of a           fiduciary duty as a director, except
  financial benefit the director          for liability arising out of:
  received to which the director is
  not entitled;                           . any breach of the director's duty
                                            of loyalty to Wells Fargo or its
 . an intentional infliction of harm         stockholders;
  on the corporation or the
  shareholder;                            . acts or omissions not in good
                                            faith or which involve intentional
 . an intentional authorization of           misconduct or a knowing violation
  unlawful distributions; or                of law;

 . an intentional violation of             . payment of a dividend or approval
  criminal law.                             of a stock repurchase in violation
                                            of Section 174 of the DGCL; or
The First Commerce articles of
incorporation do not currently limit      . any transaction from which the
or eliminate directors' liability in        director derived an improper
any manner.                                 personal benefit.

                                          This provision protects Wells
                                          Fargo's directors against personal
                                          liability for monetary damages from
                                          breaches of their duty of care. It
                                          does not eliminate the director's
                                          duty of care and has no effect on
                                          the availability of equitable
                                          remedies, such as an injunction or
                                          rescission, based upon a director's
                                          breach of his or her duty of care.

Amendment of Articles/Certificate of Incorporation

           First Commerce                              Wells Fargo

Under the NBCA, unless a greater          Under the DGCL, amendments to a
vote of shareholders is required by       corporation's certificate of
the NBCA or a corporation's articles      incorporation require the approval
of incorporation, or unless the           of the board of directors and
board of directors conditions its         stockholders holding a majority of
approval of a merger or share             the outstanding stock of such class
exchange on attaining a higher vote,      entitled to vote on such amendment
an amendment to the articles of           as a class, unless a different
incorporation requires the                proportion is specified in the
affirmative vote of:                      certificate of incorporation or by
                                          other provisions of the DGCL.

 . two-thirds of each voting group,        Wells Fargo's restated certificate
  if the amendment would materially       of incorporation may be amended only
  and adversely affect their rights,      if the proposed amendment is
  or                                      approved by Wells Fargo's board of
                                          directors and thereafter approved by
 . a majority of the votes cast by         a majority of the outstanding stock
  every voting group entitled to          entitled to vote thereon and by a
  vote on the amendment.                  majority of the outstanding stock of
                                          each class entitled to vote thereon
Under the NBCA, holders of the            as a class.
outstanding shares of a class are
entitled to vote as a separate            Shares of Wells Fargo preferred
voting group on amendments to the         stock and Wells Fargo preference
articles of incorporation if the          stock currently authorized in Wells
amendment would:                          Fargo's restated certificate of
                                          incorporation may be issued by Wells
 . effect the exchange or                  Fargo's board of directors without
  reclassification of the shares          amending Wells Fargo's restated
  into shares of another class;           certificate of incorporation or
                                          otherwise obtaining the approval of
 . effect the exchange or                  Wells Fargo's stockholders.
  reclassification, or create the
  right of exchange, of all or part
  of the shares of another class
  into shares of the class;

 . change the designation, rights,
  preferences or limitations of all
  or part of the shares of the
  class;

 . change the shares of all or part
  of the class into a different
  number of shares of the same
  class;

 . create a new class of shares with
  rights or preferences that are
  prior, superior, or substantially
  equal to shares of the class;

 . increase the rights or preferences
  of shares of another class such
  that these shares would have
  rights or preferences that are
  prior, superior, or substantially
  equal to shares of the class;

 . limit or deny an existing
  preemptive right of all or part of
  shares of the class; or

 . cancel or otherwise affect rights
  to dividends that have been
  accumulated by the shares of the
  class but not yet paid.

The First Commerce articles of
incorporation reserve the right to
amend the articles of incorporation
in the manner prescribed by statute.

Amendment of Bylaws

           First Commerce                              Wells Fargo

The NBCA vests the authority to           Under the DGCL, holders of a
amend the bylaws of a Nebraska            majority of the voting power of a
corporation in the hands of the           corporation, and, when provided in
board of directors, unless the            the certificate of incorporation,
articles of incorporation reserve         the directors of the corporation,
this power exclusively for the            have the power to adopt, amend and
shareholders. First Commerce's            repeal the bylaws of a corporation.
articles of incorporation grant the
board of directors the power to           Wells Fargo's bylaws generally
amend the bylaws. Both the NBCA and       provide for amendment by a majority
the First Commerce articles of            of Wells Fargo's board of
incorporation also grant
shareholders the right to
amend the bylaws. Further, both the       directors or by a majority of the
NBCA and the First Commerce articles      outstanding stock entitled to vote
of incorporation provide that the         thereon. However, Wells Fargo's
board of directors may not amend or       bylaws require the affirmative vote
repeal a bylaw adopted by the             or consent of 80% of the common
shareholders that expressly provides      stock outstanding to amend a bylaw
that it may not be amended or             provision related to maintaining
repealed by the board of directors.       local directorships at subsidiaries
                                          with which Wells Fargo has an
The NBCA also provides that, if           agreement to so maintain local
authorized by the articles of             directorships.
incorporation, the shareholders may
adopt or amend a bylaw that fixes a
greater quorum or voting requirement
for shareholders or voting groups of
shareholders than is required by the
NBCA. Such a bylaw may be subject to
class voting rights as described
above under
"--Shareholder/Stockholder Class
Voting Rights." Further, if the
shareholders adopt a bylaw that
fixes a greater quorum or voting
requirement for the board of
directors, the bylaw may be amended
or repealed only by the
shareholders.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

  Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The following table shows, for the periods indicated, the high and low sales prices of Wells Fargo common stock on the NYSE composite transactions reporting system and the cash dividends paid per share.

                                                          Price Range
                                                         ------------- Dividends
                                                          High   Low     Paid
                                                         ------ ------ ---------
1998
First Quarter........................................... $43.88 $34.75  $0.165
Second Quarter..........................................  43.75  34.00   0.165
Third Quarter...........................................  39.75  27.50   0.185
Fourth Quarter..........................................  40.88  30.19   0.185
1999
First Quarter...........................................  40.44  32.13   0.185
Second Quarter..........................................  44.88  34.38   0.200
Third Quarter...........................................  45.31  36.44   0.200
Fourth Quarter..........................................  49.94  38.38   0.200
2000
First Quarter...........................................  41.69  31.88   0.220
Second Quarter (through May 4, 2000)....................  43.69  39.38      *

--------

* Wells Fargo's board of directors has declared a cash dividend of $0.22 per share of Wells Fargo common stock, payable on June 1, 2000 to stockholders of record as of May 5, 2000.

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

First Commerce Share Prices And Dividends

  First Commerce class A and class B common stock trades on the NASDAQ Small Cap Market under the symbols "FCBIA" and "FCBIB," respectively. The following table shows, for the periods indicated, the high and low closing prices for First Commerce class A and class B common stock as reported on the NASDAQ and the cash dividends paid per share.

                            Class A Common           Class B Common
                                Stock                     Stock
                          ------------------------ ---------------------------
                           Price                     Price
                           Range                     Range
                          -----------    Dividends --------------    Dividends
                          High    Low      Paid    High      Low       Paid
                          ----    ---    --------- ----      ----    ---------
1998
First Quarter............ $32     $29      $.085   $32 1/2   $27 1/2   $.085
Second Quarter...........  31 1/2  27       .085    30 1/2    25 7/8    .085
Third Quarter............  29 3/4  25       .085    33 1/2    24 3/4    .085
Fourth Quarter...........  28 1/2  24 3/4   .085    31        24        .085
1999
First Quarter............  29 1/2  24 1/2   .090    30        21 1/4    .090
Second Quarter...........  26 3/4  18 1/2   .090    27 7/8    21        .090
Third Quarter............  26      18       .090    24 15/16  18 3/4    .090
Fourth Quarter...........  26      19 1/2   .090    24 1/4    17 3/4    .090
2000
First Quarter............  39 1/2  20 1/8   .100    35        18        .100
Second Quarter (through
 May 4, 2000)............  35 3/4  32 3/4      +    36        31           +

--------

+ First Commerce's board of directors has declared a cash dividend of $0.10 per share of First Commerce class A and class B common stock, payable on June 9, 2000 to shareholders of record as of May 31, 2000.

                                    EXPERTS

Wells Fargo's Independent Accountants

  The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

First Commerce's Independent Accountants

  The consolidated financial statements of First Commerce Bancshares, Inc., incorporated in this document by reference to First Commerce's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   OPINIONS

Share Issuance

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this document, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

  Wachtell, Lipton, Rosen & Katz has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

  First Commerce will hold a 2000 annual meeting of shareholders only if the merger is not completed. If a 2000 annual meeting is held, any proposal to be presented at the meeting from a shareholder who wishes to have the proposal included in First Commerce's proxy materials sent to shareholders for the meeting using the processes contained in Rule 14a-8 of the Securities Exchange Act of 1934 must have been received by the Corporate Secretary of First Commerce at 1248 O Street, Lincoln, Nebraska 68508-1424, not later than November 12, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

  Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to First Commerce shareholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Other SEC Filings

  Wells Fargo and First Commerce file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and First Commerce's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or First Commerce with the SEC at the following SEC locations:

  Public Reference Room   New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
        Room 1024                Suite 1300          500 West Madison Street
 Washington, D.C. 20549   New York, New York 10048         Suite 1400
                                                    Chicago, Illinois 60661-
                                                              2511

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

  Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. First Commerce's SEC filings are also available from commercial document retrieval services.

Documents Incorporated By Reference

  Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this document. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo or First Commerce with the SEC.

Wells Fargo Documents

  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

  . Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000 and April 18, 2000;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for First Commerce common stock.

First Commerce Documents

  This proxy statement-prospectus incorporates by reference the First Commerce SEC documents set forth below. All of the documents were filed under SEC File No. 000-14277.

  .  Annual Report on Form 10-K for the year ended December 31, 1999;

  . The description of First Commerce common stock contained in the Registration Statement on Form S-4/A filed February 6, 1995; and

  . All reports and definitive proxy or information statements filed by First Commerce pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting.

Documents Available Without Charge From The Companies

  Wells Fargo and First Commerce will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference in this document. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or First Commerce as follows:

            Wells Fargo:                        First Commerce:
         Corporate Secretary                  Corporate Secretary
        Wells Fargo & Company           First Commerce Bancshares, Inc.
            MAC N9305-173                        1248 O Street
         Sixth and Marquette             Lincoln, Nebraska 68508-1424
        Minneapolis, MN 55479                   (402) 434-4110
           (612) 667-8655

  To ensure delivery of the copies in time for the special meeting, your request should be received by June 2, 2000.

  In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Wells Fargo nor First Commerce has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated May 5, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

  This document, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and First Commerce, including one or more of the following:

  . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

  . descriptions of plans or objectives of management for future operations, products or services;

  .  forecasts of future economic performance;

  . descriptions of assumptions underlying or relating to any of the foregoing.

  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

  Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo and First Commerce--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

  Wells Fargo's and First Commerce's reports filed with the SEC, including Wells Fargo's and First Commerce's Forms 10-K for the year ended December 31, 1999, describe some of these factors. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including financial modernization legislation), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

  There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's and/or First Commerce's business, results of operations and financial condition.

                                                                      Appendix A

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 1st day of February, 2000, and amended and restated as of April 14, 2000, but effective as of February 1, 2000, by and between FIRST COMMERCE BANCSHARES, INC. ("Company"), a Nebraska corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation, and First National Bank and Trust Co. of Kearney, The Overland National Bank of Grand Island, Western Nebraska National Bank, and The First National Bank of West Point.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A-1, which provides, among other things, for the conversion of the shares of Class A Voting Common Stock of Company of the par value of $.20 per share ("Class A Stock") and shares of the Company's Class B Non-Voting Common Stock of the par value of $.20 per share ("Class B Stock") (collectively, "Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"); and

  WHEREAS, Wells Fargo desires that, if necessary to provide Wells Fargo with ownership, directly or indirectly, of 100% of the outstanding Bank Common Stock after the Merger, immediately following the Merger, Wells Fargo will contribute its newly formed, wholly-owned bank subsidiaries (collectively, "Wells Fargo Banks") to Company and, immediately thereafter, one of the Wells Fargo Banks will consolidate with each of First National Bank and Trust Co. of Kearney, The Overland National Bank of Grand Island, Western Nebraska National Bank, and The First National Bank of West Point (collectively referred to as the "Banks") (each a "Consolidation" and collectively, the "Consolidations") pursuant to agreements of consolidation (each a "Consolidation Agreement" and collectively, the "Consolidation Agreements") in substantially the form attached hereto as Exhibit A-2, which provides, among other things, for the conversion of the shares of voting common stock of the Banks outstanding immediately prior to the time the Consolidations become effective in accordance with the provisions of the applicable Consolidation Agreement and owned by shareholders other than Company (collectively and individually, "Bank Common Stock") into the right to receive an amount in cash set forth on Schedule 1(a)(ii); and

  WHEREAS, in connection with the execution and delivery of this Agreement, certain significant shareholders, directors, and executive officers of the Company are entering into agreements with Wells Fargo (the "Support Agreements") pursuant to which they shall agree to vote all of the shares of Company Common Stock owned by them in favor of the Merger; and

  WHEREAS, this Agreement, the Merger Agreement and Consolidation Agreements are hereafter sometimes referred to collectively as the "Transaction Agreements" and the Merger and Consolidations are hereafter sometimes referred to collectively as the "Transactions."

  NOW, THEREFORE, to effect such reorganization and in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

1. Basic Plan of Reorganization

(a) Transactions.

  (i) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger

Agreement, with Company as the surviving corporation (the "Surviving Corporation"), in which Merger (A) each share of Class A Stock and Class B Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(d) below) (other than shares of Company Common Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties ("Trust Account Shares"), and any shares of Company Common Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted ("DPC Shares")) will be converted into the right to receive a number of shares of Wells Fargo Common Stock equal to $35.95 divided by the Wells Fargo Measurement Price.

  (ii) Consolidation. Following the Effective Time of the Merger and on the terms and conditions contained herein, Wells Fargo will, to the extent necessary to provide Wells Fargo with ownership, directly or indirectly, or 100% of the outstanding Bank Common Stock, contribute five interim national associations to Company and, immediately thereafter, each will be consolidated with one of the Banks under the charter of such Bank pursuant to a Consolidation Agreement, in which Consolidation each share of such Bank's Common Stock outstanding immediately prior to the Effective Time of such Consolidation (other than shares owned by the Surviving Corporation, shares as to which statutory dissenters' appraisal rights have been exercised, and directors qualifying "Shares Subject to Buy-Back Agreements" (as defined in paragraph 2(b)) will be converted into the right to receive an amount in cash as set forth in Schedule 1(a)(ii).

  (iii) Wells Fargo Measurement Price. The Wells Fargo Measurement Price is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of twenty (20) trading days ending on the day immediately preceding the date of the shareholders' meeting to consider the Merger as contemplated by paragraph 4(c).

    (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

    (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the second day immediately preceding the Effective Date of the Merger (as defined in paragraph 1(d) of this Agreement).

    (d) Treasury Shares. At the Effective Time, all shares of Company Common Stock owned, directly or indirectly, by the Company or by Wells Fargo, other than Trust Account Shares or DPC Shares, shall be canceled and shall cease to exist, and no capital stock of Wells Fargo or other consideration shall be delivered in exchange therefor.

    (e) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein:

      (i) The Merger Agreement shall be executed and it or Articles of Merger shall be filed with the Secretary of State of the State of Nebraska within five (5) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Lincoln, Nebraska time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

      (ii) The Consolidations shall become effective at the time specified in the applicable Consolidation Agreement (each, the "Effective Time of the Consolidation") on the date specified in the Certificate of Approval of Merger to be issued by the Office of the Comptroller of the Currency ("Comptroller"), which date shall be the first business day after the Effective Date of the Merger (the "Effective Date of the Consolidation").

    The closing of the Transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreements (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    (f) Reservation of Right to Revise Structure. At Wells Fargo's election, the Merger may alternatively be structured so that (1) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (2) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (3) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to the Company's stockholders in the Merger or the Banks' respective stockholders pursuant to Section 1(a), (B) adversely affect the tax treatment of Company's stockholders as a result of receiving the Consideration or prevent the parties from obtaining the opinion referred to in paragraph 6(h), or (C) impede or delay consummation of the Merger or the Consolidations. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

  2. Representations and Warranties of Company. Except as set forth in the Company disclosure schedules to this Agreement, Company represents and warrants to Wells Fargo as follows:

  (a) Organization and Authority. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect with respect to Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. "Material Adverse Effect" with respect to Wells Fargo or Company, as the case may be, means any fact, circumstance, event, or thing that (1) has a material adverse effect on the business, financial position, or results of operations of such party and its subsidiaries, taken as a whole (other than to the extent such fact, circumstance, event, or thing is due to (x) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets or (y) changes in applicable generally accepted accounting principles or in laws, regulations, or regulatory policies of general applicability) or (2) prevents consummation by such party of, or materially impedes the ability of such party to consummate, the transactions contemplated by this Agreement. Company is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

  (b) Company's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Company. Except as set forth on Schedule 2(b), all shares of any Company Subsidiary not owned directly or indirectly by Company constitute directors qualifying shares which such Company Subsidiary may repurchase at book value pursuant to buy-back or redemption agreements, true and correct copies of which have previously been provided to Wells Fargo ("Shares Subject to Buy-Back Agreements"). No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982) and the Nebraska Business Corporation Act, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Company consists of 50,000,000 shares of common stock, $.20 par value, consisting of 10,000,000 shares of Class A Voting Common Stock, $.20 par value, and 40,000,000 shares of Class B Non-Voting Common Stock, $.20 par value, of which, as of the close of business on September 30, 1999, 2,568,892 shares of Class A Stock and 10,775,394 of Class B Stock were outstanding and no shares of Class A Stock and no shares of Class B Stock were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 13,344,286. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Except as set forth in
Schedule 2(c) and for the regular quarterly dividends paid or payable with respect to the Company Common Stock, since September 30, 1999 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the stockholders of Company.

  (d) Authorization. Company has, and each Bank upon execution of the Consolidation Agreement will have, the corporate power and authority to enter into this Agreement and the Merger Agreement and the Consolidation Agreements, as applicable, and, subject to any required approvals of its stockholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and of the Consolidation Agreements by the Banks, as the case may be, and the consummation of the transactions contemplated hereby and thereby have been (and, in the case of the Banks, will be) duly authorized by the Board of Directors of Company and Banks, as applicable. Subject to such approvals of stockholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement and the Consolidation Agreements are (and, in the case of the Banks, will be if and when entered into pursuant hereto) valid and binding obligations of Company and Banks, as the case may be, enforceable against them in accordance with their respective terms.

Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement and of the Consolidation Agreements by the Banks, as the case may be, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company and Banks with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation, articles of association, or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), 12 U.S.C. (S) 21, et seq. (the "National Bank Act"), and filings required to effect the Merger under Nebraska law and the Consolidations under the laws of the United States, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreements.

  (e) Company Financial Statements. The consolidated balance sheets of Company as of December 31, 1998 and 1997 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, audited by Deloitte & Touche LLP and included in Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of Company as of September 30, 1999 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended included in Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 as filed with the SEC (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1995, Company and each Company Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Comptroller, and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

  (g) Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of September 30, 1999 included in Company's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Except as set forth in Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it as shown on such returns and has accrued all other taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the knowledge of Company is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid or accrued all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since December 31, 1998 there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a Material Adverse Effect with respect to Company.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retention payment, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

    (vi) any real property lease and any other lease with annual rental payments aggregating $25,000 or more;

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1998 in connection with the Company Financial Statements, and (ii) a written list, through the date hereof, of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. There is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect with respect to Company.

  (l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Each of Company and each Company Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each such Company Subsidiary of its business and the condition and use of its properties do not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any such Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a Material Adverse Effect with respect to Company.

  (n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that would reasonably be expected to have a Material Adverse Effect with respect to Company. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

  (p) Company Benefit Plans.

    (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes to or sponsors (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in
  Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

    (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iv) Except as disclosed on Schedule 2(p)(iv) or where any failure to do so would not reasonably be expected to have a Material Adverse Effect with respect to Company, (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments to the extent such amended provisions have been required to be submitted to the Internal Revenue Service for a determination letter as of the date of this Agreement) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

    (v) Except as disclosed on Schedule 2(p)(v) or as would not reasonably be expected to have a Material Adverse Effect with respect to Company, (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made;
  (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

    (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA, which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
  Section 4975 of the Code that would reasonably be expected to result in a Material Adverse Effect with respect to Company.

    (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's stockholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement"), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement or Consolidation Agreements will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger and, if applicable, Consolidations will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for Merrill Lynch & Co. which has been retained to advise Company in connection with the Merger and the Consolidations, neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Fiduciary Activities. Except as would not reasonably be expected to have a Material Adverse Effect with respect to Company, Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Except as would not reasonably be expected to have a Material Adverse Effect with respect to Company, neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect with respect to Company. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect with respect to Company; except as set forth in
Schedule 2(v), to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has made available to Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  (w) Compliance with Year 2000 Requirements. Company is in compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Company has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review.

  (x) Required Shareholder Approval. The affirmative vote of two-thirds of the outstanding shares of Class A Stock and Class B Stock, voting as separate classes of Company is sufficient to approve the Merger, this Agreement, and the Merger Agreement and the transactions contemplated thereby pursuant to the Nebraska Business Corporation Act and pursuant to the articles and bylaws of Company.

  (y) Company Common Stock Held by Subsidiaries. Except as set forth on
Schedule 2(y) (and excluding DPC Shares and Trust Shares), no Company Subsidiary owns any Company Common Stock.

  3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

  (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect with respect to Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Wells Fargo Capitalization. As of September 30, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1999, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,532 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,790 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,111 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 13,639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,472 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,653 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding;
(ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1999, no shares were outstanding; and
(iii) 4,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 1999, 1,649,763,637 shares were outstanding and 16,331,628 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

  Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Nebraska law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the nine
(9) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC and designated as the Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act, is true and correct in all material respects as of the date hereof.

  (f) Reports. Since December 31, 1995, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of September 30, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any Material Adverse Effect with respect to Wells Fargo, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Wells Fargo.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any labor contract or agreement with any labor union;

    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect with respect to Wells Fargo.

  (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a Material Adverse Effect with respect to Wells Fargo.

  (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that would reasonably be expected to have a Material Adverse Effect with respect to Wells Fargo. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Wells Fargo Benefit Plans.

    (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

    (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

    (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

    (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

    (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

    (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

  (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect with respect to Wells Fargo. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a Material Adverse Effect with respect to Wells Fargo; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger

Agreement will have been duly authorized by Merger Co.'s Board of Directors and stockholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

  (u) Wells Fargo Banks. As of the Effective Date of the applicable Consolidation, each Wells Fargo Bank will be a national banking association duly organized, validly existing, duly qualified to do business, and in good standing under the laws of the United States, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Effective Date of the applicable Consolidation, the execution, delivery, and performance by each Wells Fargo Bank of the Consolidation Agreement will have been duly authorized by the Board of Directors and shareholders of such Wells Fargo Bank and such Consolidation Agreement will be a valid and binding obligation of such Wells Fargo Bank enforceable against such Wells Fargo Bank in accordance with its terms.

  4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

  (a) Affirmative Covenants. Except as (i) otherwise permitted or required by this Agreement, or (ii) Wells Fargo shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files (including credits extended after the date hereof), except that it shall not, without the prior written consent of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the Wells Fargo representative designated in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person would be in excess of $1,000,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage or its commercial equivalent; use its commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its commercially reasonable efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a Material Adverse Effect with respect to Company; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

  (b) Negative Covenants. Except as (i) otherwise contemplated or required by this Agreement or as set forth on Schedule 4(b), or (ii) Wells Fargo shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment which (i) is in excess of $300,000 or (ii) is related to data processing, ATMs or related technology and is in excess of $100,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except U.S. Treasury and federal agency securities made by the Company's bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraphs 4(j) and 4(k) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof or amended to comply with applicable law; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that the Board of Directors of Company may declare and pay cash dividends to the Company stockholders out of the net earnings of the Company between the date of this Agreement and the Effective Time of the Merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $.40 per share and provided further, however, that Company shareholders shall be entitled to a dividend on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company or the Banks; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation or employment plans, agreements, or practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) Stockholder Meeting.

    (i) The Board of Directors of Company will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement (or on such other date as may be agreed to by the parties and reasonably acceptable to Wells Fargo), a meeting of its stockholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its stockholders in compliance with the Nebraska Business Corporation Act and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its reasonable best efforts to obtain stockholder approval thereof.

    (ii) Company will, to the extent any Consolidation Agreements are entered into pursuant hereto, use reasonable best efforts to cause the Boards of Directors of Banks to duly call, and cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, and on a date acceptable to Wells Fargo, meetings of their respective shareholders and direct that this Agreement and the applicable Consolidation Agreement be submitted to a vote at such meetings. Company will, to the extent any Consolidation Agreements are entered into pursuant hereto, use reasonable best efforts to cause the Boards of Directors of Banks to (A) cause proper notice of such meetings to be given to their respective shareholders in compliance with the National Bank Act and other applicable law and regulation, (B) recommend by the affirmative vote of the Boards of Directors a vote in favor of approval of this Agreement and the Consolidation Agreements, and (C) use their reasonable best efforts to solicit from their respective shareholders proxies in favor thereof.

    (iii) Company and Banks, to the extent any Consolidation Agreements are entered into pursuant hereto, agree to use reasonable best efforts to cause the meetings (or unanimous consent actions in lieu of meetings) of their respective shareholders to be held on or be effective on the same date.

  (d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Deloitte & Touche LLP to use such opinion in such Registration Statement.

  (e) Approvals. Company will take all necessary corporate and other action and use its commercially reasonable efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

  (f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

  (h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that
(i) the Company is not otherwise in violation of this paragraph 4(h), and (ii) the Board of Directors of Company shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so would violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

  (i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Benefit Plans. To the extent permitted by applicable law and the terms of the Plans, Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend as of the Effective Date of the Merger, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger if a new determination letter is required for any Plan which is to be amended pursuant to paragraph 4(b) or terminated or amended pursuant to subparagraph 4(j)(i); provided that no Plan will be required to be terminated, or amended in a manner that reduces benefits, unless the Company Employees are credited for their prior service with Company or the Company Subsidiaries under the comparable employee benefit plan of Wells Fargo for purposes of eligibility, vesting, and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) in which such Company Employee is eligible to participate following the Effective Time.

  (k) Stock Plans. Company shall take all action necessary to terminate the Company's Dividend Reinvestment Plan ("DRIP") and Employee Stock Purchase Plan ("ESPP") effective as reasonably promptly after the date of this Agreement as permitted under the terms of the DRIP and the ESPP.

  (l) Affiliate Letters. Company shall use its commercially reasonable efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or stockholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Company's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement; provided, however, that (a) Company shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to their obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (i) require any prior filing with any governmental agency or regulatory authority, or (ii) violate any law, rule or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(m), shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

  (n) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (other than those listed in Schedule 4(n)). Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than six (6) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within six (6) weeks of execution of this Agreement.

  (o) Title Commitments and Boundary Surveys. Company shall use its reasonable best efforts to obtain and deliver to Wells Fargo no later than six (6) weeks from the date of this Agreement, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility.

  (p) Year 2000. Company will comply with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Company will provide Wells Fargo with access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Company's continuing Year 2000 compliance efforts and the results thereof.

  (q) Bank Approvals. Company shall cause each of the Banks to take all appropriate corporate action as is necessary to enter into this Agreement, as promptly as reasonably practicable after the date of this

Agreement, but in any case, within twenty (20) calendar days after the date of this Agreement, at which point Company and Wells Fargo shall cause the Agreement to be amended to add the Banks as signatories hereto, with the same effect as if the Banks had entered into this Agreement as of the date of this Agreement. Upon such event, the parties shall amend and restate the Agreement in its entirety to reflect the addition of the Banks as parties hereto.

  (r) Repurchase of Bank Stock. Company shall use its reasonable best efforts to cause each Bank to obtain the resignation, effective as of the Effective Date of the related Consolidation, of each member of the Board of Directors of such Bank and to cause, effective as of such time, the redemption of the Shares Subject to Buy-Back Agreements in accordance with the terms of such agreements, provided that a Bank may be substituted for the Company as the purchaser of its Shares thereunder.

5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

  (a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with generally accepted accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the stockholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG LLP to use such opinion in the proxy statement.

  (c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company stockholders, at the time of the Company stockholders' meeting and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

  (d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the stockholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said stockholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

  (f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Approvals. As promptly as practicable after the execution of this Agreement, Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

  (h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

  (i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger and the Consolidations under the Nebraska Business Corporation Act and National Bank Act, respectively.

  (j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) Indemnification of Directors and Officers. With respect to the indemnification of directors and officers, Wells Fargo agrees as follows:

    (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in Company's Articles of Incorporation or By-laws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement, the Merger Agreement, the Consolidation Agreements, and the Support Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the greater of the net asset value of Company as of the Effective Date of the Merger or as of the date of such liquidation or sale, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Each Indemnified Party shall have the right to assert claims for indemnification directly against Wells Fargo without first having to assert such claim against Company or any Company Subsidiary. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

    (iii) for a period of six years from the Effective Time, Wells Fargo shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any Company Subsidiary with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided however, that in no event shall Wells Fargo be required to expend more than 200% of the current amount expended by the Company (such limit on the premiums required to be expended by Wells Fargo, the "Insurance Amount") to maintain or procure such director's and officer's insurance coverage for a comparable six-year period; provided further, that if Wells Fargo is unable to maintain or obtain the insurance called for by this Section 5(m)(iii), Wells Fargo shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

    (iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(m); and

    (v) the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects as of the Time of Filing as if made as of the Time of Filing (except to the extent such representations and warranties are by their express provisions made as of an earlier date, in which case as of such date), except where the failure to be so true and correct has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Wells Fargo.

  (b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) Stockholder Approvals. (i) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Nebraska Business Corporation Act, and (ii) to the extent entered into pursuant hereto, the Consolidation Agreements shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of the Banks required for approval of a plan of consolidation in accordance with the provisions of such Bank's Articles of Association and the National Bank Act.

  (e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and the Comptroller and by such state banking, insurance and finance company authorities as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreements, and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order which is then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368 of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock or upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the stockholders of Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the stockholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger. In rendering such opinion, counsel to Company may require and rely upon customary representations contained in certificates of officers of Wells Fargo (in form and substance reasonably acceptable to Wells Fargo), Company, or others.

  (i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) No Material Adverse Change. Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or would reasonably be expected to have a Material Adverse Effect with respect to Wells Fargo.

  7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects as of the Time of Filing as if made as of the Time of Filing (except to the extent such representations and warranties are by their express provisions made as of an earlier date, in which case as of such date), except where the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company.

  (b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) Stockholder Approvals. (i) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Nebraska Business Corporation Act, and (ii) to the extent entered into pursuant hereto, the Consolidation Agreements shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Banks required for approval of a plan of consolidation in accordance with the provisions of the Bank's Articles of Association and the National Bank Act.

  (d) Company's Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreements and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo. For purposes of this Section 7(e), a divestiture required as a condition to any regulatory approval shall not be deemed to be unreasonably burdensome if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regarding the merger of bank holding companies that have been used in transactions that have recently been reviewed prior to the date of this Agreement.

  (f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary (other than any Company Subsidiary which is not actively engaged in an aviation, banking, insurance, mortgage, finance company, leasing or international banking business) shall have obtained any and all consents or waivers from other parties to loan agreements, leases or other contracts required for the consummation of the Merger, and Company and each such Company Subsidiary shall have obtained any and all permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger, except in each case for such consents, waivers, authorizations, permits, and approvals that would not reasonably be expected to have a Material Adverse Effect with respect to Company.

  (g) No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order which is then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) Number of Outstanding Shares. As of the Closing Date, the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 13,344,286.

  (i) Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall be pending or threatened.

  (j) No Casualty Losses, Etc. Company and the Company Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance, except for such loss or interference that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company.

  (k) No Environmental Liability. Except with respect to matters listed on
Schedule 2(v), there shall be no claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or would reasonably be expected to have a Material Adverse Effect with respect to Company.

  (l) No Material Adverse Change. Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or would reasonably be expected to have a Material Adverse Effect with respect to Company.

  (m) Year 2000. Company shall be in full compliance with current FFIEC Requirements; there shall be no feature of Company data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed; Company's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000; except for such failure to be in compliance, feature, or failure to so function that would not have, individually or in the aggregate, a Material Adverse Effect with respect to Company.

  (n) Resignations. Company shall have delivered or cause to be delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

  8. Employee Benefit Plans: Company Employees. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than January 1, 2001 (the "Benefits Conversion Date"):

    Medical Plan
    Dental Plan
    Vision Plan
    Short Term Disability Plan
    Long Term Disability Plan
    Long Term Care Plan
    Flexible Benefits Plan
    Basic Group Life Insurance Plan
    Group Universal Life Insurance Plan
    Dependent Group Life Insurance Plan
    Business Travel Accident Insurance Plan
    Accidental Death and Dismemberment Plan
    Salary Continuation Pay Plan
    Paid Time Off Program
    Adoption Assistance Plan

  It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent generally recognized by Company and the Company Subsidiaries) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. From and after the Effective Time, Wells Fargo will give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles incurred prior to the Effective Time. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan or who has an employment agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement; provided further, that no Company Employee who is a participant in any Company retention pay plan at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until eight (8) months after receipt by Company Employee of the last payment due under such plan.

  (b) Employee Retirement Benefit and Other Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries and any predecessor of Company or Company Subsidiary, to the extent credited under the Company's defined contribution Plan, for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan), and shall enter the 401(k) Plan as of the Benefits Conversion Date.

  Each Company Employee shall be eligible for participation, as a new employee, in the Wells Fargo Cash Balance Plan pursuant to the terms thereof.

  Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries and any predecessor of Company or Company Subsidiary for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  Except as otherwise specifically provided herein, from and after the Effective Time (or on such later date on which Company Employees become eligible to participate upon conversion to Wells Fargo's payroll systems), Company Employees shall be eligible to participate in the employee benefit plans of Wells Fargo on the same basis as similarly situated employees of Wells Fargo, and Wells Fargo will credit each Company Employee's prior service with Company and the Company Subsidiaries and any predecessor of Company or the Company Subsidiaries for purposes of eligibility, vesting and levels of benefits under the Wells Fargo employee benefit plans in which such Company Employee is eligible to participate following the Effective Time, provided that such crediting of service does not result in the duplication of benefits.

  Wells Fargo will honor, in accordance with their terms, all accrued benefit obligations to, and contractual rights of, current and former employees of Company and the Company Subsidiaries.

  (c) Additional Benefits. Wells Fargo agrees to provide or to cause the Surviving Corporation to continue to provide the additional benefits set forth on Schedule 8(c).

  (d) Continuation of Benefits. For the period from the Effective Time through the Benefits Conversion Date, the employee benefits to be provided to Company Employees shall be provided to such employees under the employee benefits plans, programs, and arrangements of Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time (other than the DRIP and ESPP, which shall be terminated in accordance with Section 5(k) hereof).

  9. Termination of Agreement.

  (a) This Agreement may be terminated at any time prior to the Time of Filing:

    (i) by mutual written consent of the parties hereto;

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by October 31, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (b) In the event of termination of this Agreement pursuant to paragraph 9(a), this Agreement shall forthwith become null and void, there shall be no liability under this Agreement on the part of Wells Fargo or Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that paragraphs 4(g), 5(h) and 10 shall survive such termination, and (ii) nothing herein shall release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder.

  10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by

Wells Fargo; provided, however, that if Wells Fargo exercises its right to revise the structure of the Merger pursuant to paragraph 1(e) hereof, Wells Fargo agrees to reimburse Company for its actual expenses in connection with such restructuring.

  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto except as expressly contemplated by
Schedule 8(c) and except that the Indemnified Parties shall have the right to enforce their rights under Section 5(m).

  13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

  If to Wells Fargo:

    Wells Fargo & Company
    MAC N9305-173
    Sixth and Marquette
    Minneapolis, Minnesota 55479
    Attention: Corporate Secretary

  If to Company and Banks:

    First Commerce Bancshares, Inc.
    NBC Center
    1248 "O" Street
    Lincoln, Nebraska 68508
    Attn: James Stuart, Jr., Chairman and CEO

  With a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attn: Adam D. Chinn, Esq.
    Telecopy: (212) 403-2000

  and:

    Cline, William, Wright, Johnson & Oldfather
    233 South 13th Street, #1900
    Lincoln, Nebraska 68508
    Attn: Robert J. Routh, Esq.
    Telecopy: (402) 475-5343

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, the Merger Agreement and the Consolidation Agreements and any other agreements or documents executed and delivered with this Agreement contain the complete agreement between the parties hereto with respect to the Merger and Consolidations and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

  16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the stockholders of Company or the Banks shall be made which changes in a manner adverse to such stockholders the consideration to be provided to said stockholders pursuant to this Agreement, the Merger Agreement, and the Consolidation Agreements.

  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

  19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement.

  20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall constitute but one instrument.

           [The rest of this page has intentionally been left blank.]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Wells Fargo & Company                     First Commerce Bancshares, Inc.


   /s/ John A. Berg                          /s/ James Stuart, Jr.
By __________________________________     By __________________________________
  Its Executive Vice President               Its Chairman and CEO

First National Bank and Trust Co. of      The Overland National Bank of Grand
Kearney                                   Island


   /s/ Larry L. Jepson                       /s/ Richard L. Harbaugh
By __________________________________     By __________________________________
  Its Chairman and CEO                       Its President and CEO

Western Nebraska National Bank            The First National Bank of West
                                          Point

   /s/ Mary C. Gerdes                        /s/ Paul Bachman
By __________________________________     By __________________________________
  Its President and CEO                      Its President and CEO


  [Signature page to Amended and Restated Agreement and Plan of Reorganization by and among First Commerce Bancshares, Inc., Wells Fargo & Company and the Banks]

                               SCHEDULE 1(a)(ii)

              Calculation of Value of Per-Share Cash Consideration
                        to be Paid in the Consolidations

                                          Number of   Total Book     Cash
                                         Shares to Be  Value of  Consideration
                                          Converted    Shares*    Payable Per
        Bank                              ("Shares")     1.50        Share
        ----                             ------------ ---------- -------------
First National Bank and Trust Co. of
 Kearney................................      228     235,510.41   1,046.09
The Overland National Bank of Grand Is-
 land...................................    1,410     253,309.26     181.07
The First National Bank of West Point...      180     321,821.80   1,787.90
Western Nebraska National Bank..........      170     127,283.77     748.73

--------
* The balance of the shares of these subsidiaries not owned by First Commerce Bancshares, Inc. will be repurchased for cash pursuant to existing repurchase agreements.

                                                                     EXHIBIT A-1

                          AGREEMENT AND PLAN OF MERGER
                                    between
                        FIRST COMMERCE BANCSHARES, INC.
                             a Nebraska corporation
                          (the surviving corporation)
                                      and

                       WELLS FARGO FCBI MERGER CO.,
                             a Nebraska corporation
                            (the merged corporation)

  This Agreement and Plan of Merger dated as of May 5, 2000, between FIRST COMMERCE BANCSHARES, INC. ("FCBI"), a Nebraska corporation (hereinafter sometimes called "FCBI" and sometimes called the "surviving corporation"), and WELLS FARGO FCBI MERGER CO., a Nebraska corporation ("Wells FCBI Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations").

  WHEREAS, Wells Fargo FCBI Merger Co., a wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Nebraska on May 3, 2000, and said corporation is now a corporation subject to and governed by the provisions of the Nebraska Business Corporation Act. Wells FCBI Merger Co. has authorized capital stock of 10,000 shares, consisting of 10,000 shares of common stock, $.20 par value per share ("Wells Fargo FCBI Merger Co. Common Stock"). As of May 4, 2000, there were 5,000 shares of Wells Fargo FCBI Merger Co. Common Stock outstanding and no shares were held in the treasury; and

  WHEREAS, FCBI was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Nebraska on May 2, 1984, and said corporation is now a corporation subject to and governed by the provisions of the Nebraska Business Corporation Act, with authorized capital stock consisting of 50,000,000 shares, consisting of 50,000,000 shares of common stock, $.20 par value per share ("FCBI Common Stock"), consisting of 10,000,000 shares of Class A Voting Common Stock, $.20 par value per share ("Class A Stock"), and 40,000,000 shares of Class B Non-Voting Common Stock ($.20 par value per share ("Class B Stock"), of which as of May 4, 2000, 2,568,892 shares of Class A Stock and 10,775,394 shares of Class B Stock were outstanding and no shares of FCBI Common Stock were held in the treasury; and

  WHEREAS, Wells Fargo and FCBI and certain subsidiaries of FCBI are parties to an Agreement and Plan of Reorganization dated as of February 1, 2000, as amended from time to time (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein;

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Wells Fargo FCBI Merger Co. be merged with and into FCBI, with FCBI continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Nebraska Business Corporation Act, which statute permits such merger; and

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Wells Fargo FCBI Merger Co. and FCBI, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Wells Fargo FCBI Merger Co. shall be merged with and into FCBI pursuant to the laws of the State of Nebraska, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Wells Fargo FCBI Merger Co. with and into FCBI, the mode of carrying said merger into effect, the manner and basis of exchanging the

                                     A-1-1
shares of FCBI Common Stock for shares of common stock, par value $1-2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger, Wells Fargo FCBI Merger Co. shall be merged with and into FCBI, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Wells Fargo FCBI Merger Co. shall cease and the name of the surviving corporation shall remain "Nebraska Financial Corporation."

  SECOND: The Articles of Incorporation of FCBI at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law, except that Article VIII of the Articles of FCBI shall be amended in the entirety as follows:

                                 "ARTICLE VIII

    The number of the directors of the Corporation shall not be less than one nor more than six, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board, and such exact number shall be three until otherwise determined by resolution adopted by a majority of the entire Board."

  THIRD: The Bylaws of FCBI at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

  FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                             James R. Campbell

                               Ross J. Kari

                             Stanley S. Stroup

  FIFTH: At the time of merger, the following named persons shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

                  Name                                  Title
        ------------------------        -------------------------------------
         James R. Campbell               President
         Laurel A. Holschuh              Executive Vice President
         Ross J. Kari                    Executive Vice President & Treasurer
         Heidi M. Dzieweczynski          Vice President
         Robert F. Goodsell              Vice President
         George W. Fehlhaber             Vice President
         Ginny Wahman Betzer             Vice President
         Les L. Quock                    Vice President
         Andres Diaz De Rivera           Vice President
         James E. Hanson                 Vice President
         Robert J. Saucerman             Vice President
         James A. Horton                 Vice President
         Michael E. Newburg              Vice President
         Robert S. Singley               Vice President
         Diana Lea-Kahle                 Secretary
         Rachelle M. Graham              Assistant Secretary
         Margaret M. Weber               Assistant Secretary

                                     A-1-2

  SIXTH: The manner and basis of converting the shares of FCBI Common Stock shall be as follows:

    1. Subject to the terms and conditions contained herein, Wells Fargo FCBI Merger Co. will be merged by statutory merger with and into FCBI, with FCBI as the surviving corporation, in which Merger (A) each share of Class A Stock and Class B Stock outstanding immediately prior to the effective time of the merger (other than shares of FCBI Common Stock owned, directly or indirectly, by Wells Fargo or FCBI (other than shares of FCBI Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties), and any shares of FCBI Common Stock held by FCBI or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted) will be converted into the right to receive, subject to paragraph 4 of this Article Sixth, a number of shares of Wells Fargo Common Stock equal to $35.95 divided by the Wells Fargo Measurement Price. The Wells Fargo Measurement Price is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of twenty (20) trading days ending on the day immediately preceding the date of the shareholders' meeting to consider the merger contemplated hereby.

    2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of FCBI Common Stock outstanding immediately prior to the time of merger (other than shares of FCBI Common Stock owned, directly or indirectly, by Wells Fargo or FCBI (other than shares of FCBI Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of FCBI Common Stock held by FCBI or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted) shall be entitled, upon surrender of such certificate representing a share of FCBI Common Stock for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock and cash in lieu of fractional shares to which such holder shall be entitled on the basis set forth in paragraphs 1 and 4 of this Article Sixth. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of FCBI Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable and cash in lieu of fractional shares payable on the basis above set forth; provided, however, until the holder of such certificate for FCBI Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3. If, between the date hereof and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of FCBI Common Stock shall be exchangeable on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of FCBI Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which the holders of shares of FCBI Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

                                     A-1-3

    4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the second day immediately preceding the effective date of the merger.

    5. Each share of Wells Fargo FCBI Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Nebraska, or such later date as may be specified in said Articles; provided, however, that all of the following actions shall have been taken in the following order:

    a. This Agreement shall be approved and adopted on behalf of Wells Fargo FCBI Merger Co. and FCBI in accordance with the Nebraska Business Corporation Act; and

    b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Nebraska Business Corporation Act, shall be executed by the President or a Vice President of Wells Fargo FCBI Merger Co. and by the Secretary or an Assistant Secretary of Wells Fargo FCBI Merger Co., and by the President or a Vice President of FCBI and by the Secretary or an Assistant Secretary of FCBI, and shall be filed with the Office of the Secretary of State of the State of Nebraska in accordance with the Nebraska Business Corporation Act; and

    2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Wells Fargo FCBI Merger Co. shall cease, and the corporate existence and identity of FCBI shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section 21.20,133 of the Nebraska Business Corporation Act.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. If at any time following the effective time of the merger, FCBI or Wells Fargo FCBI Merger Co. shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in FCBI the title to any property or rights of Wells Fargo FCBI Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of FCBI and Wells Fargo FCBI Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in FCBI and otherwise carry out the purposes of this Agreement.

    2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska.

                                     A-1-4

    4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Nebraska, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

    6. FCBI will be responsible for the payment of all fees and franchise taxes that may be owed by Wells Fargo FCBI Merger Co. and FCBI will be obligated to pay such fees and franchise taxes if the same are not timely paid.

           [The rest of this page has intentionally been left blank.]

                                     A-1-5

  IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          WELLS FARGO FCBI MERGER CO.


                                          By: /s/ John A. Berg
                                              ____________________________


                                             Its President
                                                 _________________________

Attest:

/s/ Robert L. Lee
_________________

Robert L. Lee, Secretary
_____________


            [Signature page to Agreement and Plan of Merger between

     First Commerce Bancshares, Inc. and Wells Fargo FCBI Merger Co.]

                                     A-1-6

                                          FIRST COMMERCE BANCSHARES, INC.

                                             /s/ James Stuart, Jr.
                                          By: _________________________________


                                               Chairman and Chief Executive
                                                  Officer
                                              Its ________________________

Attest:

 /s/ Stuart L. Bartruff
_____________________________

Stuart L. Bartruff
__________________, Secretary



            [Signature page to Agreement and Plan of Merger between

     First Commerce Bancshares, Inc. and Wells Fargo FCBI Merger Co.]

                                     A-1-7

    [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]


                                                                      Appendix B

                                                                May 5, 2000

Board of Directors
First Commerce Bancshares, Inc.
1248 O Street
Lincoln, NE 68508

Members of the Board:

  We understand that First Commerce Bancshares, Inc. ("First Commerce") and Wells Fargo & Company ("Wells Fargo") have entered into an Agreement and Plan of Reorganization, dated as of February 1, 2000, and amended and restated as of April 14, 2000 (as amended, the "Merger Agreement"), pursuant to which a subsidiary of Wells Fargo is to be merged with and into First Commerce, with First Commerce being the surviving corporation (the "Merger"). Pursuant to the Merger, and as set forth more fully in the Merger Agreement, each outstanding share of Class A Voting Common Stock, par value $0.20 per share, of First Commerce and each outstanding share of Class B Non-Voting Common Stock, par value $0.20 per share, of First Commerce (collectively, the "First Commerce Shares"), will be converted into the right to receive that number of shares (the "Merger Consideration") of the voting common stock of Wells Fargo, par value $1-2/3 per share, (the "Wells Fargo Shares") equal to $35.95 divided by the Wells Fargo Measurement Price (as defined in the Merger Agreement).

  You have asked us whether, in our opinion, the Merger Consideration is fair to the shareholders of First Commerce from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to First Commerce and Wells Fargo that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the respective business, earnings, assets, liabilities and prospects of First Commerce furnished to us by senior management of First Commerce;

  (3) Conducted discussions with members of senior management and representatives of First Commerce and Wells Fargo concerning the matters described in (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger;

  (4) Reviewed the market prices and valuation multiples for the First Commerce Shares and the Wells Fargo Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the respective publicly reported financial condition and results of operations of First Commerce and Wells Fargo and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of First Commerce and Wells Fargo and their financial and legal advisors with respect to the Merger;

  (8) Reviewed the Merger Agreement; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of First Commerce or Wells Fargo or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of First Commerce or Wells Fargo, nor have we reviewed any individual credit files of First Commerce or Wells Fargo or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for First Commerce and Wells Fargo are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of First Commerce or Wells Fargo. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, furnished to or discussed with us by First Commerce or Wells Fargo, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of First Commerce and Wells Fargo as to the future financial and operating performance of First Commerce, Wells Fargo or the combined entity, as the case may be.

  Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Commerce, Wells Fargo or the combined entity, as the case may be, or on the contemplated benefits of the Merger.

  We have been retained by the Board of Directors of First Commerce to act as financial advisor to First Commerce in connection with the Merger and will receive a fee from First Commerce for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, First Commerce has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory, investment banking and other services to Wells Fargo and have received fees for the rendering of such services, and we may continue to provide such services in the future. In the ordinary course of our business, we also may actively trade the First Commerce Shares and other securities of First Commerce and its affiliates and the Wells Fargo Shares and other securities of Wells Fargo and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

  This opinion is for the sole and exclusive use and benefit of the Board of Directors of First Commerce. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without Merrill Lynch's prior written consent. Our opinion does not address the merits of the underlying decision by First Commerce to engage in the Merger and does not constitute a recommendation to any shareholder of First Commerce as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

  We have not considered, nor are we expressing any opinion herein with respect to, the prices at which First Commerce Shares or Wells Fargo Shares will trade following the announcement of the Merger or the price at which the Wells Fargo Shares will trade following the consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to shareholders of First Commerce from a financial point of view.

                                    Very truly yours,

                                    /s/ Merrill Lynch, Pierce, Fenner & Smith

                                              Incorporated

                                     MERRILL LYNCH, PIERCE, FENNER & SMITH

                                              INCORPORATED

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits. See Exhibit Index.

  (b) Financial Statement Schedules. Not Applicable.

  (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1.

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on May 5, 2000.

                                          WELLS FARGO & COMPANY

                                             /s/ Richard M. Kovacevich
                                          By: _________________________________
                                            Richard M. Kovacevich
                                            President and Chief Executive
                                                 Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed on May 5, 2000 by the following persons in the capacities indicated:

        /s/  Richard M. Kovacevich          President and Chief
___________________________________________  Executive Officer
          Richard M. Kovacevich              (Principal Executive
                                             Officer)


             /s/ Ross J. Kari               Executive Vice President
___________________________________________  and Chief Financial
               Ross J. Kari                  Officer (Principal
                                             Financial Officer)


             /s/ Les L. Quock               Senior Vice President
___________________________________________  and Controller
               Les L. Quock                  (Principal Accounting
                                             Officer)

     LES S. BILLER           )  RICHARD D. McCORMICK )
     MICHAEL R. BOWLIN       )  BENJAMIN F. MONTOYA  )
     DAVID A. CHRISTENSEN    )  CYNTHIA H. MILLIGAN  )   A majority of
     SUSAN E. ENGEL          )  PHILIP J. QUIGLEY    )   the Board of
     PAUL HAZEN              )  DONALD B. RICE       )   Directors*
     REATHA CLARK KING       )  SUSAN G. SWENSON     )
     RICHARD M. KOVACEVICH   )  CHANG-LIN TIEN       )
                                MICHAEL W. WRIGHT    )

--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                          /s/ Richard M. Kovacevich
                                          _____________________________________
                                            Richard M. Kovacevich
                                            Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Amended and Restated Agreement and Plan of Reorganization, entered into as of February 1, 2000, and amended and restated as of April 14,
         2000, effective as of February 1, 2000, by and between First Commerce
         Bancshares, Inc. and Wells Fargo & Company, included as Appendix A to the accompanying proxy statement-prospectus.
  3.1    Restated Certificate of Incorporation, incorporated by reference to
         Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June
         28, 1993. Certificates of Amendment of Certificate of Incorporation,
         incorporated by reference to Exhibit 3 to the Registrant's Current
         Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 1998 (changing the
         Registrant's name and increasing authorized common and preferred stock, respectively).
  3.2    Certificate of Change of Location of Registered Office and Change of
         Registered Agent, incorporated by reference to Exhibit 3(b) to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1999.
  3.3    Certificate of Designations for the Registrant's ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1994.
  3.4    Certificate of Designations for the Registrant's 1995 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1995.
  3.5    Certificate Eliminating the Certificate of Designations for the
         Registrant's Cumulative Convertible Preferred Stock, Series B,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated November 1, 1995.
  3.6    Certificate Eliminating the Certificate of Designations for the
         Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K
         dated February 20, 1996.
  3.7    Certificate of Designations for the Registrant's 1996 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.
  3.8    Certificate of Designations for the Registrant's 1997 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.
  3.9    Certificate of Designations for the Registrant's 1998 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.
  3.10   Certificate of Designations for the Registrant's Adjustable Cumulative
         Preferred Stock, Series B, incorporated by reference to Exhibit 3(j)
         to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  3.11   Certificate of Designations for the Registrant's Fixed/Adjustable Rate
         Noncumulative Preferred Stock, Series H, incorporated by reference to
         Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1998.
  3.12   Certificate of Designations for the Registrant's Series C Junior
         Participating Preferred Stock, incorporated by reference to Exhibit
         3(l) to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
   3.13  Certificate Eliminating the Certificate of Designations for the
         Registrant's Series A Junior Participating Preferred Stock,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated April 21, 1999.
   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3(b)
         to the Registrant's Current Report on Form 8-K dated April 21, 1999.
   3.15  Certificate of Designations for the Registrant's 2000 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3.15 to Pre-Effective Amendment No. 1 to Registrant's Registration
         Statement on Form S-4 (Reg. No. 333-34284), filed on April 28, 2000.
   3.16  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1998.
   4.1   See Exhibits 3.1 through 3.16.
   4.2   Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
         incorporated by reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form 8-A dated October 21, 1998.
   5.1   Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*
   8.1   Opinion of Wachtell, Lipton, Rosen & Katz regarding the U.S. federal income tax consequences of the merger (including consent).
  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).
  23.2   Consent of KPMG LLP relating to the audited financial statements of
         Wells Fargo & Company.
  23.3   Consent of Deloitte & Touche LLP relating to the audited financial statements of First Commerce Bancshares, Inc.
  23.4   Consent of Wachtell, Lipton, Rosen & Katz regarding its tax opinion
         (included in Exhibit 8.1).
  24.1   Powers of Attorney.*
  99.1   Form of Class A common stock proxy for special meeting of shareholders of First Commerce Bancshares, Inc.
  99.2   Form of Class B common stock proxy for special meeting of shareholders of First Commerce Bancshares, Inc.
  99.3   Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated
         relating to First Commerce Bancshares, Inc.

--------

* Previously filed.